EXHIBIT 10(aa)

                        AGREEMENT OF LEASE

     THIS AGREEMENT OF LEASE (this "Lease"), made this 31st day of May, 2000, by and between St. Paul Properties, Inc., a Delaware corporation ("Landlord"), and Computerized Thermal Imaging, Inc., a Nevada corporation ("Tenant"),

     WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual entry into this Lease by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, Landlord hereby leases the Premises (as defined below) to the Tenant and the Tenant hereby leases the Premises from Landlord,

     SUBJECT TO THE OPERATION AND EFFECT of any and all instruments and matters of record or in fact,

     UPON THE TERMS AND SUBJECT TO THE CONDITIONS which are hereinafter set forth:

SECTION 1. BASIC LEASE TERMS

Each of the following terms, when used in this Lease, shall have the meaning set forth in this Section 1.

Base Rent:

  --------------------------------------------------------------------------
                         PER RENTABLE                            MONTHLY
  MONTHS                 SQUARE FOOT      ANNUAL BASE RENT      INSTALLMENT
  --------------------------------------------------------------------------
   1-3                       $0.00                 $0.00              $0.00
   4-36                     $25.50            $188,394.00        $15,699.50
   37-60                    $27.50            $203,170.00        $16,930.83
   61-72                    $27.50            $145,750.00        $12,145.83
  --------------------------------------------------------------------------


Base Year for Operating Expenses:  2000

Base Year for Taxes:  Fiscal Year 2000-2001

Broker(s):  Landlord's Broker means Insignia/ESG (See Subsection 24.7).
            Tenant's Broker means Cushman & Wakefield (See Subsection 24.7).

Building means that certain six (6) story office building located at Two Centerpointe Drive, Lake Oswego, OR 97035.

Building Area:  Approximately 114,511 Rentable Square Feet.

Commencement Date means August 1, 2000, subject to the provisions of Section 3 below and Exhibit B, Section (d).

Common Areas means (a) any and all elevators, common stairways, lobbies, common hallways and other portions of the Building which, by their nature, are manifestly designed and intended for common use by the occupants of the Building, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes; and (b) any and all portions of the Land

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(defined below) which, by their nature, are manifestly designed and intended for common use by the occupants of the Building and of any other improvements on the Land, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes.

Exhibits:  All Exhibits attached hereto are a part hereof.

Expiration Date means (i) with respect to Space A (defined below), July 31, 2006, and (ii) with respect to Space B (defined below), July 31, 2005, subject to the provisions of this Lease including Exhibit B, Section (d).

Guarantor(s):  Not applicable.

Land means the tract of land described on Exhibit G.

Landlord means the party identified hereinabove as the Landlord, subject to the provisions of Subsection 24.12 below.

Late Charge means $1,000.00

Notice Address means the parties' notice addresses for purposes of this Lease, which addresses are as follows:

   Landlord (for notice purposes):
   St. Paul Properties, Inc.
   385 Washington Street
   Mail Code 511A St. Paul, Minnesota
   55102-1396
   Attention:  Asset Management

   with a copy to:
   Group General Counsel
   St. Paul Fire and Marine Insurance Company
   385 Washington Street
   Mail Code 515A
   St. Paul, Minnesota  55102

   Landlord (for payment purposes).
   c/o Insignia ESG, Inc.
   Two Centerpointe Drive, Suite 500
   Lake Oswego, Oregon 97035
   Attn: Property Manager

   Tenant: (prior to Commencement Date)
   Computerized Thermal Imaging
   4800 SW Meadows Road, Suite 300
   Lake Oswego, Oregon 97035
   Attn:  John Ott

   (after the Commencement Date)
   Computerized Thermal Imaging
   Two Centerpointe Drive,
   Suite 450 Lake Oswego, Oregon 97035
   Attn:  John Ott

Parking means the maximum number of unreserved parking stalls available for use by Tenant is four (4) spaces per 1,000 Usable Square Feet of Premises, subject to the provisions of Subsection 2.5.

Premises:  Approximately 5,300 Rentable Square Feet located on the fourth
(4th) floor of the Building, commonly known as Suite 450 ("Space A"), and approximately 2,088 Rentable Square Feet located on the fifth (5th) floor of the Building, commonly known as Suite 580 ("Space B").

Prepaid Rent:  $15,699.50.

Prime Rate shall mean the prime rate of interest as announced from time to time by Bank of America, N.A. or its corporate successor.

Property means and includes collectively the Premises, the remainder of the Building, the Land and any other improvements thereon.

Security Deposit:  $110,000.00 Letter of Credit.

Tenant means the party identified hereinabove as the Tenant, subject to the provisions of Subsection 24.13 below.

Tenant Improvement Allowance: $22.00 per rentable square foot, as provided in Exhibit B.

Tenant's Use of Premises: Office space for healthcare technology company.

Tenant's Proportionate Share: 6.45%, during the first sixty (60) months of the Term, and 4.63%, during the last twelve (12) months of the Term, means the approximate and (for purposes of the provisions of this Lease) hereby agreed upon proportion of the net rentable space of the Premises bears to the aggregate Building Area. (See Section 4.)

Tenant's Trade Name means Computerized Thermal Imaging, the name commonly used by the Tenant in its usual and customary course of business.

Term means the period of (i) seventy-two (72) months, with respect to Space A, and (ii) sixty (60) months, with respect to Space B, beginning on the Commencement Date, and expiring on the respective Expiration Dates, subject to the provisions of Section 3 regarding completion of the Premises.

Additional Sections: Additional sections of this lease, if any, attached hereto are a part hereof.

Section 1 represents a definition or summary of certain terms of this Lease. In the event of any inconsistency between the terms contained in Section 1 and other specific clause of this Lease, the terms of the other clause shall prevail.

SECTION 2. DEMISE AND PREMISES

2.1 Premises. The Premises are described in Section 1 and are outlined on the floor plan attached hereto as Exhibit A.

2.2 Rentable Area. The term "Tenant's Rentable Area" shall refer to the Premises. Tenant's Rentable Area and Tenant's Proportionate Share may be adjusted by Landlord's architect upon completion of the Tenant Improvements (as defined in Exhibit B) pursuant to the Tenant Improvement Installation Agreement attached hereto as Exhibit B. The calculation shall be made in accordance with the most current "BOMA" standards, which shall be binding on Landlord and Tenant.

2.3 Common Areas. Landlord expressly reserves all right to regulate, restrict, manage, and control the Common Areas, including, without limitation, the right, from time to time to grant to others rights to the Common Areas and to alter, add to, relocate or delete from any Common Areas.

2.4 License. Landlord hereby grants to Tenant a nonexclusive license to use (and to permit its officers, directors, agents, employees and invitees to use in the course of conducting business at the Premises), throughout the Term, the Common Areas and any and all portions of the Land (if any) as from time to time are designated (by striping or otherwise) by Landlord for such purpose, for the non-reserved parking of automobiles by employees or invitees of Tenant, but in no event shall Tenant be entitled to any more parking spaces than defined in Section 1. Such license shall be exercised in common with the exercise thereof by Landlord, any tenant or owner of the Building or any other building located on the Land, any other person who may now or hereafter have any right to use any or all of the areas which are the subject of such license, and their respective officers, directors, agents, employees and invitees, and in accordance with the Rules and Regulations pursuant to Section
13. Landlord reserves the right, in its sole and absolute discretion, to reconfigure, close off and otherwise deal with all areas to which such license applies, provided, however, that Tenant shall at all times have reasonably convenient access to the Premises. The foregoing license does not in any way constitute a covenant or representation that any such facilities now exist, or shall exist at any time during the Term, at or upon the Property, provided Landlord covenants that Tenant shall have reasonably convenient access to the Premises during the Term of this Lease.

2.5 Parking Rights. Notwithstanding Landlord's grant of a non-exclusive license to use the parking areas of the Land in common with all other tenants of the Building in Subsection 2.4 hereinabove, Tenant shall at all times insure that its officers, directors, agents, employees and invitees use the parking areas in accordance with the Parking Rules and Regulations attached hereto as Exhibit D. Tenant agrees to cooperate with Landlord and the other tenants in the use thereof. Landlord reserves the right to determine whether the parking areas are overburdened, and if so, to allocate parking spaces between Tenant and the other tenants of the Building. Landlord shall not be liable to Tenant nor shall this Lease be affected if such parking privileges are impaired by reason of any condemnation, moratorium, initiative, referendum, statute, regulation, or other governmental decrees or actions which could in any manner prevent or limit the parking privileges of Tenant hereunder. Landlord shall designate all handicapped and visitor parking stalls. During the initial Term of this Lease, Tenant's parking rights as provided in this Subsection 2.5 shall be without charge provided there is no local, state or federal tax, fee, or other governmental charge on parking.

SECTION 3. TERM

3.1 Length. This Lease shall be for the Term as defined in Section 1, commencing upon the Commencement Date. Tenant's obligation to pay rent and its other obligations hereunder shall commence upon the Commencement Date. Unless sooner terminated as hereinafter provided, the Term shall end at 11:59 p.m., local time, on the applicable "Expiration Date" specified in Section 1. If and to the extent Landlord's tender of possession of the Premises is delayed beyond the Commencement Date, the Expiration Dates shall automatically be extended as necessary to cause the Term to include the stated number of full calendar months.

3.2 Confirmation of Commencement Date and Expiration Dates. Once the Commencement Date has been determined, Tenant shall execute an acknowledgement of the Commencement Date and Expiration Dates. For purposes of determining whether Tenant has accepted possession of the Premises, Tenant shall be deemed to have done so when Tenant first moves any of its personnel, furnishings and/or equipment into the Premises, except to the extent that Tenant is explicitly authorized in this Lease to do any of the foregoing without being deemed to have accepted possession of the Premises. Any early entry by Tenant shall be at Tenant's sole risk and shall be subject to all terms and conditions of this Lease. In permitting early entry, Landlord shall have the right, in its sole discretion, to establish such rules, regulations and conditions as Landlord deems appropriate.

3.3 Surrender. The Tenant shall at its expense, at the expiration of the Term or any earlier termination of this Lease, (a) promptly surrender to Landlord possession of the Premises (including any fixtures or other improvements which, under the provisions of Section 8, are owned by Landlord) in good order and repair (ordinary wear and tear excepted) and broom clean, (b) remove from the Premises and from any other location on or about the Property where any such items may have been affixed or placed pursuant to any provision of this Lease, Tenant's signs, goods and effects and any machinery, trade fixtures and equipment owned or leased by Tenant and (c) repair any damage to the Premises or the Property caused by such removal, except ordinary wear and tear.

3.4 Holding Over. In the event Tenant remains in possession of the Premises after expiration or termination of this Lease or of Tenant's right of possession, without the written consent of Landlord, Tenant shall pay to Landlord for each month or any part thereof as long as Tenant remains in possession of the Premises as liquidated damages a sum equalling one hundred fifty percent (150%) of the amount of the Gross Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term of this Lease. Such possession of the Premises shall not operate to extend the Term, Tenant shall be only a tenant at sufferance, and Tenant shall indemnify and defend Landlord against all claims, including but not limited to claims for damages, by any other Tenant to whom Landlord may have leased all or any part of the Premises effective upon the termination of this Lease. If Tenant remains in possession of the Premises with Landlord's consent, such tenancy shall be from month to month, terminable by either party on not less than thirty (30) days' written notice. Nothing in the provisions of this Lease shall be deemed in any way to give the Tenant any right to remain in possession of the Premises after such expiration or termination, regardless of whether the Tenant has paid any Rent to Landlord.

3.5 Subordinate Option to Extend. Tenant acknowledges that a third party has the right to lease Space B during the last twelve (12) months of the Term of this Lease. Landlord shall deliver written notice (the "Notice") to Tenant if such third party waives its rights with respect to Space B. Tenant shall have the right to extend the Term of this Lease with respect to Space B for an additional consecutive period of twelve (12) months so that the Term of this Lease with respect to Space B shall be coterminous with the Term of this Lease with respect to Space A (the "Extension Term"), such right to be exercised by written notice from Tenant to Landlord given not more than ten (10) days after Landlord delivers the Notice to Tenant. This extension right may only be exercised if Tenant is not in default hereunder. In the event this Lease is terminated for any reason, the rights granted to Tenant in this section shall also terminate at the same time. In the event Tenant exercises the right to extend the Term of this Lease as provided herein and subsequently becomes in default, Landlord may elect, by written notice to Tenant, to terminate Tenant's prior election to exercise its right to extend the Term hereof, in which event Tenant shall have no rights with respect to the Extension Term. The right to extend the Term of this Lease is personal to the Tenant named herein and may only be exercised in the event the Tenant named herein is in actual occupancy of the Premises at the time the extension notice is given. The leasing of the Premises during the Extension Term shall be upon the same terms and conditions as are contained herein with respect to the initial Term with respect to Space B, except that (1) there shall be no further right to extend the Term hereof, (2) the provisions of this Lease shall not apply that are in the nature of concessions to induce Tenant to enter into this Lease such as rent abatement, tenant allowances, tenant improvements and the like, and (3) the annual Base Rent rate per rentable square foot during the Extension Term shall be the fair market rent rate, but in no event less than the Base Rent rate payable during the final month of the previous Lease Term.

SECTION 4. RENT

4.1 Rental Payment. Tenant shall pay to Landlord in legal tender of the United States of America, without prior notice or demand and without any setoff or deduction whatsoever, by delivering or mailing it to Landlord's payment address set forth hereinabove, or to such other place or to such agent as Landlord may from time designate in writing, rental comprised of the following:

(a) Base Rent. A base rent (the "Base Rent") as described in Section 1 in advance on the first day of each month during the Term. The Base Rent for any extensions or renewals shall be specified in any such document executed by Landlord and Tenant extending or renewing the Term. If Tenant's obligation to pay Base Rent does not commence or end on the first day of a calendar month, the Base Rent payable by Tenant for the first or last fractional month, as the case may be, shall be prorated for such month. If the Term contains any rental abatement period, and if this Lease or Tenant's right to possession is terminated because of Tenant's default, then the rental abatement period shall be void and Tenant shall pay, in addition to all other damages due Landlord, rent for the entire rental abatement period at a rental rate equivalent to the highest Base Rent described herein. For purposes of Section 467 of the Internal Revenue Code, the parties agree to allocate the stated rents to the periods that correspond to the actual rent payments provided for herein.

(b) Proportionate Share of Estimated Operating Expenses. Tenant's Proportionate Share of any Estimated Operating Expense Adjustment (hereinafter defined) for each calendar year shall be due and payable in advance in twelve
(12) equal installments on the first day of each calendar month of such calendar year during the Term and any extensions or renewals thereof.

(c) Late Charges; Default Interest Rate. If any portion of the Gross Rent (defined below) remains unpaid for five (5) or more calendar days after the date on which such amount is due, Tenant shall pay to Landlord a late charge in an amount set forth in Section 1, above; provided, however, that in no event shall such charge be greater than that permitted by applicable state law. Tenant agrees that such amount is a reasonable estimate of Landlord's collection and administrative expenses. In addition, if any amount due Landlord remains unpaid for ten (10) or more calendar days after the date on which such amount is due, the same shall bear interest at a per annum rate equal to the Prime Rate (as defined in Section 1) plus five (5) percentage points, on a fully-floating basis from the date on which such payment was due until paid in full. If any payment is returned for insufficient funds, Landlord may thereafter require Tenant to pay all future payments by cashier's check. Notwithstanding, however, Landlord shall waive the late charge up to two times in any twelve (12) month period, provided that Tenant is not otherwise in default of this Lease, as defined in Subsection 19.1, and

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further provided that Tenant shall make its payment of Gross Rent within ten
(10) calendar days of the date due thereof.

(d) Prepaid Rent. Upon the execution of this Lease, Tenant shall pay to Landlord the Prepaid Rent set forth in Section 1. If Tenant is not in default of any provision of this Lease, such Prepaid Rent shall be applied toward the Base Rent due for the fourth month of the Term. Upon a default by Tenant prior to such application, Landlord shall have the right, without waiver of the default or prejudice to other remedies, to use the Prepaid Rent or any part thereof to cure the default or compensate Landlord for damages resulting there from. Landlord shall not be deemed to be a trustee for the Prepaid Rent and the same may be commingled with Landlord's general funds. The Prepaid Rent shall not bear interest.

(e) Gross Rent. Tenant shall also pay, as additional rent ("Additional Rent"), all such other sums of money as shall become due and payable by Tenant to Landlord under this Lease. The Base Rent, together with Tenant's Proportionate Share of Estimated Operating Expense Adjustments and any Additional Rent are collectively referred to hereinafter as the "Gross Rent."

4.2 Tax on Lease. If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge (other than any income, inheritance or estate tax) directly or indirectly upon (a) Landlord with respect to this Lease or the value thereof, (b) Tenant's use or occupancy of the Premises, (c) the Base Rent, Additional Rent or any other sum payable under this Lease, or
(d) this transaction, then (except if and to the extent that such tax, assessment, levy or other charge is included in Operating Expenses) Tenant shall pay the amount thereof as Additional Rent to Landlord upon demand, unless Tenant is prohibited by law from doing so, in which event Landlord may, at its election, terminate this Lease by giving written notice thereof to Tenant.

4.3 Operating Expenses Adjustment. As used in this Section 4, the following terms shall have the following meanings: (a) "Base Year" shall mean the calendar year or tax year, as applicable, designated in Section 1.(b) "Tenant's Proportionate Share" shall mean the percentage designated in Section 1.(c) "Operating Expenses" shall include all expenses incurred by Landlord, in the operation, maintenance, repair, replacement, ownership and management of the Building and all Common Areas, including, but not limited to: (i) repairs to and maintenance of the roof, skylights and exterior walls of the Buildings;
(ii) upkeep of lighting and other utility fixtures; (iii) charges, costs or fees for providing elevator, trash removal and janitorial services and of maintaining mechanical systems at the Property; (iv) removal of graffiti or other acts of vandalism in Common Areas, on the Building or to the Land; (v) repairs, replacements and maintenance of sanitary sewer lines (capital improvement), storm drainage lines (capital improvement), sidewalks, planters, landscaping and dedicated irrigation systems (including all irrigation and landscaping that fronts along any public street); (vi) repairs of the Building and its systems as described in Subsection 15.3; (vii) fees paid to third-party property managers, (viii) wages, benefits, payroll taxes and related compensation of property management personnel to the extent that such personnel perform services related to the management, operation, repair or maintenance of the Land, Property or Common Areas; (ix) capital improvements made to or capital assets acquired for the Land, Property or Common Areas that are required by law, that reduce Operating Expenses, or that are reasonably necessary for the health and safety of the occupants of the Property or Building, which capital costs, or an allocable portion thereof, shall be amortized over the useful life of the capital improvement, as reasonably estimated by Landlord, together with interest on the unamortized balance at the Prime Rate plus five (5) percentage points on the date the costs are incurred or such higher rate as may have been paid by Landlord on borrowed funds; (x) the charges or fees for, and taxes on, the furnishing of water, sewer service, gas, fuel, electricity or other utilities provided to the Property, (except for utilities that are separately metered); (xi) all premiums for fire and extended coverage insurance and any other insurance maintained by Landlord with respect to the Land, Property and the Common Areas; (xii) costs arising under service contracts with independent contractors; (xiii) costs of any services not provided by Landlord on the Commencement Date of this Lease but hereafter provided by Landlord in its prudent management of the Property, and (xiv) the cost of any other items which, under generally accepted real estate accounting practices of Landlord, are deemed to constitute operating or maintenance costs attributable to any or all of the Property. (d) "Taxes" shall include (i) all real and personal property taxes, charges, rates, duties and assessments (including local improvement district assessments) levied or imposed by any governmental authority with respect to the Land, the Building and any improvements, fixtures and equipment located therein or thereon, and with respect to all other property of Landlord, real or personal, located in or on the Land or the Building and used in connection with the operation of the Building; (ii) any tax in lieu of, in addition to, or in substitution of a real property tax; and (iii) any tax or excise levied or assessed by any governmental authority on the rentals payable under this Lease or rentals accruing from the use of the Land or the Building. Notwithstanding the foregoing, Taxes shall not include local, state or federal net income taxes. To the extent Landlord receives a refund of real estate taxes pertaining to the time period covered by the Term of this Lease, Landlord shall pay or credit to Tenant that portion of the refund for the tax period pertaining to such refund in an amount calculated based upon Tenant's Proportionate Share. Operating Costs shall not include (i) any deductions for depreciation of the Property taken on Landlord's income tax returns; (ii) the cost of capital improvements made to the Property (other than as described in Subsection 4.3(c)(ix) above) if and to the extent that the expense thereof is not taken as a deduction of an ordinary business expense on Landlord's federal income tax returns; (iii) interest on and amortization of debts (except as provided above in this section); (iv) leasehold improvements made for new tenants of the Building; (iv) leasing commissions, attorney's fees, costs and disbursements and other expenses (including advertising) incurred in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or occupants of the Building; (v) refinancing costs; (vi) the costs of any work or services performed for any tenant(s) of the Building (including Tenant), whether at the expense of Landlord or such tenant(s) to the extent that such work or services is in excess of the work or services which Landlord, at its expense, is required to furnish to Tenant under this Lease; (vii) the cost of any electricity furnished to the Premises or any other space in the Building leased to tenants in excess of the electricity to be provided by Landlord under this Lease; (viii) damages recoverable by any tenant due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Building; (ix) repairs occasioned by fire, windstorm or other casualty, to the extent such repairs are paid for by insurance proceeds; (x) capital repairs and replacements (except as provided above in this section); (xi) expenses pertaining to enforcement of leases against other tenants; (xii) salaries paid to Landlord's employees above the building management level; (xiii) any ground lease rental interest, principal, points, or fees related to an amortization of any mortgage or mortgages secured by the building; and (xiv) rent for Landlord's management office or any offices or space of Landlord's.

4.4 Estimated Operating Expense Adjustment. If the Operating Expenses or the Taxes for any year after the respective Base Year exceed the Operating Expenses or the Taxes paid or incurred for the respective Base Year, Tenant shall pay Tenant's Proportionate Share of such excess (which excess is referred to as the "Operating Expense Adjustment"), prorated with respect to years in which this Lease is in effect for less than the entire calendar year. Commencing as of January 1 of the first year following the Base Year and continuing as of January 1 of each year thereafter, Landlord shall reasonably estimate the amount by which Operating Expenses and Taxes for the subject year will exceed the Operating Expenses and the Taxes for the respective Base Year (such estimate being hereinafter referred to as the "Estimated Operating Expense Adjustment"). Landlord shall have the right, in its sole discretion,
(i) to charge certain Operating Expenses and/or Taxes only to office lessees or retail lessees of the Building, or only to other classes of lessees, with no share of the same being charged to other lessees of the Building, if Landlord has a basis to do so, in which event Tenant's Proportionate Share of any Operating Expenses or Taxes shall be recalculated by Landlord to reflect any such adjustment, (ii) if any element of Operating Expenses or Taxes is included in the applicable Base Year calculation and is thereafter exhausted or deleted from future calculations, to adjust the Base Year calculation and subsequent calculations so that all remaining items to be reimbursed are compared to a similar list of items in the applicable Base Year to determine the increase in Operating Expenses or Taxes, and/or (iii) to gross-up Tenant's Proportionate Share or the amount of any Operating Expenses or Taxes to reflect the effect of tax exempt occupancy or of any other unique circumstance which affects less than all of the lessees in the Building. Tenant shall pay one-twelfth of the Estimated Operating Expense Adjustment as Additional Rent concurrently with the payment of each monthly Base Rent payment. On or before May 1 of each calendar year after the Base Year, Landlord shall determine the actual Operating Expense Adjustment for the previous calendar year and give Tenant notice thereof. Landlord's failure to give Tenant notice of the actual Operating Expense Adjustment on or before May 1 shall not release Tenant from paying or diminish Tenant's obligation to pay such adjustment. Each notice of the actual Operating Expense Adjustment shall be conclusive and binding upon Tenant unless, within thirty (30) days after Tenant's receipt of such notice, Tenant notifies Landlord in writing of the particular respects in which the notice of actual Operating Expenses Adjustment is claimed to be incorrect. If the Estimated Operating Expense Adjustment payments collected from Tenant for the previous year have been insufficient to cover Tenant's Proportionate Share of the actual Operating Expense Adjustment, Tenant shall, within thirty (30) days after receipt of a billing from Landlord, pay such deficiency. If Tenant's Estimated Operating Expense Adjustment payments for the previous calendar year are greater than the amount of the actual Operating Expense Adjustment for the previous calendar year, Landlord shall apply the overage towards reducing Tenant's Proportionate Share of the Operating Expense Adjustment for the current calendar year. If Landlord's determination of the actual Operating Expense Adjustment is made following the expiration or termination of the Term, Tenant shall nevertheless pay any deficiency or Landlord shall, provided all obligations of Tenant contained in this Lease have been fully and completely satisfied, refund any overage, as the case may be. The provisions of the foregoing sentence shall survive the expiration or termination of this Lease.

4.5 Examination. The notice to Tenant of the Operating Expense Adjustment need not be audited, but shall contain sufficient detail to enable Tenant to verify the calculation of its pro rata share. Upon not less than twenty (20) days' prior written notice to Landlord, given within the thirty (30) day period specified in Subsection 4.4, during business hours at the location where Landlord's business records are kept, and only if Tenant is not in default as provided in Subsection 19.1, Tenant may examine the invoices, receipts, vouchers, and other records used to support the figures in the Operating Expense Adjustment. Tenant shall only be entitled to such examination once in each calendar year and such examination shall not be conducted by anyone who is engaged on a contingent fee basis to represent Tenant or who is a competitor of Landlord. Property managers and commercial building owners shall be deemed competitors of Landlord. Tenant and any person conducting such examination shall enter into a confidentiality agreement, satisfactory to Landlord, prior to such examination. Tenant shall pay any reasonable costs incurred by Landlord in connection with such investigation; provided, however, that in the event such examination reveals that Tenant has been overcharged for Operating Expenses by ten percent (10%) or more, Landlord shall pay the reasonable cost of such examination.

4.6 Adjustment. Operating Expenses which vary with occupancy of the rentable area of the Building shall be adjusted by Landlord to the amount which Landlord reasonably believes that they would have been if ninety-five percent (95%) of the Rentable Area within the Building had been so occupied.

SECTION 5. SECURITY DEPOSIT;GUARANTORS; FINANCIAL STATEMENTS

5.1 Security Deposit. Upon execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, an irrevocable and unconditional negotiable letter of credit, in the form and containing the terms required herein, running in favor of Landlord issued by a solvent bank acceptable to Landlord in its reasonable discretion in the amount of the Security Deposit (the "Letter of Credit"). The Letter of Credit shall be: (a) at sight, irrevocable and unconditional; (b) maintained in effect, whether through replacement, renewal, or extension, until the "Letter of Credit Expiration Date" as such term is defined below; (c) subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500; (d) acceptable to Landlord in its reasonable discretion; and (e) fully assignable by Landlord by amendment thereto in accordance with customary letter of credit practice and shall permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and bank issuing the same) shall be acceptable to Landlord, in Landlord's reasonable discretion, and shall provide, among other things, in effect that: (1) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord's (or Landlord's then managing agent) statement that (A) such amount is due to Landlord under the terms and conditions of this Lease, it being understood that if Landlord or its managing agent be a limited liability company, corporation, partnership or other entity, then such statement shall be signed by a managing member (if a limited liability company), an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity), and (B) an event of default has occurred under this Lease and all applicable notice and cure periods have elapsed; (2) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement; and (3) in the event of a transfer of Landlord's interest in the Premises, Landlord shall transfer the Letter of Credit, in whole or in part (or cause at Tenant's expense a substitute letter of credit to be delivered, as applicable), to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefore, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of the Letter of Credit to a new landlord. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any default on the part of Tenant hereunder which continues beyond any applicable notice and cure periods. Tenant further acknowledges and agrees that if Landlord cannot draw upon the Letter of Credit within the times and in the manner anticipated by Landlord herein, Landlord shall suffer irreparable damage, harm, and injury. Each and every time during the term of this Lease there is a change in the identity or address of the parties, including without limitation, any change in the Landlord due to the sale, transfer, or other conveyance by Landlord of its rights and interests in and under this Lease to any other party, person, or entity, the Letter of Credit shall immediately be amended or reissued to reflect such changes and the parties hereby agree to execute and submit to the issuing bank such further applications, documents, and instruments as may be necessary to effectuate same. It is the intention of the parties that each and every successor and assign of Landlord and Tenant shall be bound by and subject to the terms and provisions of this section. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, assign all or any portion of its interest in and to the Letter of Credit to another party, person, or entity, regardless of whether or not such assignment is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. If, as a result of any such application of all or any part of this Letter of Credit, the amount of the Letter of Credit shall be less than the amount required by this Lease, Tenant shall within five (5) business days thereafter provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount required by this Lease) and each such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 5, and if Tenant fails to do so, notwithstanding anything to the contrary contained in Subsection 19.1 hereof, the same shall constitute an incurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration of the expiring letter of credit), which shall be irrevocable and automatically renewable as above provided through the Letter of Credit Expiration Date upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and terms set forth in this Section 5, Landlord shall have the right to present such Letter of Credit to the bank in accordance with the terms of this Section 5, and the entire sum evidenced thereby shall be paid to and held by Landlord as collateral for the performance of all of Tenant's obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease. If there shall occur a default under this Lease as set forth in Subsection 19.1 of this Lease, Landlord may, but shall not be obligated to, draw upon the Letter of Credit, in whole or in part, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from Tenant's default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a "draw" by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw from the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

5.2 Letter of Credit Expiration Date. For purposes of the preceding paragraph, the "Letter of Credit Expiration Date" shall mean the earlier of
(a) the 30th day after the Expiration Date of this Lease or (b) the date when Tenant becomes profitable, but in no event earlier than the second anniversary of the Commencement Date. For purposes of the preceding paragraph, "profitable" shall mean that Tenant shall achieve four (4) successive quarters of positive earnings after interest and taxes, but before depreciation and amortization, as reported in Tenant's 10Q. Tenant's profitability under this
Section 6 must be approved by Landlord prior to rescission of the Letter of Credit. Evidence of profitability shall consist of a copy of Tenant's annual audited financial report for a full fiscal year (including said four successive quarters), including its balance sheet and its statement of earnings and cash flow for a full fiscal year, in each case certified (without material qualification) in a manner acceptable to Landlord by Tenant's CFO and by Tenant's independent public accountant, to the effect that the financial report was prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition of the Tenant as of the dates thereof and the results of Tenant's operations for the fiscal year. If Landlord has any objections to the Tenant's financial report or the certifications thereof, Landlord shall deliver a detailed statement describing its objections to the Tenant within thirty (30) days after receiving them. Landlord and Tenant shall use reasonable efforts to resolve any such objections themselves. If the parties cannot do so within thirty (30) days after the Tenant has received the statement of objections then the parties shall select a nationally-recognized accounting firm (excluding the parties' respective regular outside accounting firms) mutually acceptable to them to resolve any remaining objections. If the parties are unable to agree on the choice of an accounting firm, it shall be selected by the presiding judge of the Washington County Circuit Court. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. The losing party shall pay the fees and expenses of any such accounting firm, as determined by whether Tenant's financial report is upheld by such accounting firm as satisfactory evidence of Tenant's profitability as defined herein. Tenant shall make its work papers and back-up materials used in preparing the financial report available to both the Landlord's accountant and any accountant retained to resolve Landlord's objections at reasonable times and upon reasonable notice.

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5.3 Replacement Security Deposit. If the Letter of Credit Expiration Date
occurs prior to the Lease Expiration Date then, upon the Letter of Credit Expiration Date, Tenant shall deposit with Landlord in cash the sum of $16,930.83, which sum shall be held by Landlord without payment of interest as security for Tenant's performance of this Lease. Landlord shall not be deemed to be a trustee for this replacement Security Deposit and Landlord may commingle the cash Security Deposit with other funds of Landlord. On an event of default under Subsection 19.1 herein below, Landlord shall be entitled, at is sole discretion, (a) to apply any or all of such sum in payment of (i) and Gross Rent then due and unpaid, (ii) any expense incurred by Landlord in curing such default, and/or (iii) any damages incurred by Landlord by reason of such default (including by way of example rather than of limitation, that of reasonable attorneys' or other professional fees), in which event Tenant shall, within ten (10) days following written demand therefore from Landlord, pay to Landlord a sum equaling the amount so applied, so as to restore the said sum to its original amount; and/or (b) at Landlord's election, to retain any or all of such sum not otherwise applied pursuant to the provisions of clause (a) of this sentence in liquidation of any or all damages suffered by Landlord by reason of such default. On the termination of expiration of this Lease, any such sum which was not so applied or retained shall be returned to Tenant. No Senior Holder (as defined in Subsection 23.4) or purchaser of any or all of the Property at any foreclosure proceeding brought under the provisions of any Senior Instrument (as defined in Subsection 23.3) (regardless of whether this Lease is at the time in question subordinate to the lien of any Senior Instrument) shall be liable to Tenant replacement Security Deposit unless Landlord delivered the same to such Senior Holder or purchaser. In the event of any sale or lease of Landlord's interest in the Building, Landlord shall have the right (but not the obligation) to transfer the Security Deposit, in its sole discretion to either Tenant or to the purchaser, and Landlord shall thereupon be released from all liability for the return or payment thereof. Notwithstanding the foregoing and following the expiration or termination of the Term, Landlord may retain all or any portion of the Security Deposit in order to apply the same to Tenant's Proportionate Share of the actual Operating Expense Adjustment described in Subsection 4.4. In no event shall Tenant have the right to direct that all or any portion of the Security Deposit be applied to the "last month's rent" or to any other sum payable by Tenant hereunder.

5.4 Solvency of Tenant and Guarantors. Tenant represents and warrants to Landlord that Tenant and each guarantor (if any) of Tenant's obligations hereunder (each a "Guarantor" and collectively the "Guarantors") is solvent and that the financial statements of Tenant and each Guarantor heretofore delivered to Landlord were prepared in accordance with generally accepted accounting principles and fairly present the financial condition of Tenant and such Guarantor and operations of Tenant and such Guarantor at such date and the results of Tenant's operations and Guarantor's operations for the period then ended. No material adverse change in the business, financial condition, prospects or operations of Tenant or any Guarantor has occurred since the date of such financial statements. Neither the Tenant nor any Guarantor has any material indebtedness or material liabilities other than as reflected on such financial statements.

5.5 Tenant's and/or Guarantor's Financial Statements. Within fifteen (15) calendar days of receipt of a written request from Landlord or its agent, Tenant shall furnish Tenant's (and/or Guarantor's, as the case may be) most recent audited financial statements (including a balance sheet and statement of profit and loss for the preceding fiscal year and any notes to the

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financial statements) to Landlord (or any Senior Holder, if so directed by
Landlord), or, if no such audited statements have been prepared, such other financial statements and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's and/or Guarantor's internally prepared financial statements. If requested, Tenant and/or Guarantor will discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant's and/or Guarantor's financial statements that Tenant and/or Guarantor designates to Landlord as confidential except (1) to any Senior Holder or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant and/or Guarantor, and (3) if required by court order.

SECTION 6. USE OF THE PREMISES AND THE PROPERTY

6.1 Single Purpose Use. The Premises shall be used lawfully for the purposes designated in Section 1 and for no other purposes. Nothing contained herein shall be deemed to give Tenant any exclusive right to such use in the Building. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representations concerning the suitability of the Premises for the conduct of Tenant's business.

6.2 Prohibited Activities. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein that will (a) in any way increase the existing rate of or affect any fire or other insurance upon the Property or any of its contents or cause cancellation of any insurance policy covering the Property or any part thereof or any of its contents, (b) in any way obstruct or interfere with the rights of other tenants or occupants of the Property or injure or annoy them, (c) result in an, immoral, or unlawful use, (d) constitute a nuisance in, on or about the Premises or the Property, (e) constitute waste in or upon the Premises, or (f) constitute a violation of any federal, state or municipal ordinance or any regulation, ordinance, order or directive of a governmental agency. Tenant shall also not create or allow to be emitted from the Premises any odor, noise, heat, light or vibration that is reasonably objectionable to Landlord. Any insulation or other remedial measures required in connection with such matters shall be accomplished at Tenant's sole cost and expense by or under the supervision of Landlord. In addition, Tenant shall comply with all master plans, restrictive covenants, and obligations created by private contracts that affect the use and operation of the Premises. Landlord reserves the right to prescribe the weight and position of all heavy objects that Tenant desires to place in the Premises. Tenant shall be responsible for all structural engineering required to determine structural load.

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6.3 Indoor Air Quality.  Tenant shall not permit or allow any activity in the
Premises which will have an adverse effect on indoor air quality, including any remodeling activity or introduction of material which would have such an effect. Landlord shall have the right, but not the obligation, to monitor indoor air quality within the Premises. Tenant shall take such steps to protect and to improve indoor air quality as Landlord may request from time to time. Tenant acknowledges that construction (either initial construction or remodeling) by Landlord in the Premises or elsewhere in the Building, and other operations in the Building, may involve processes or materials which have a temporary adverse effect on indoor air quality; accordingly, Tenant (a) shall follow directives of Landlord and its agents related to ventilation, occupancy of the Premises, or other steps related to indoor air quality, and
(b) hereby waives all claims relate to such effects, including claims for damage, breach of quiet enjoyment, and/or constructive eviction.

6.4 No Executive Suite Operations. Unless specifically approved in writing by Landlord, neither Tenant nor any assignee or subtenant shall be permitted to use the Premises as an Executive Suite. As used herein, "Executive Suite" shall mean any business which provides, as its primary product, rental of office space and sells to users as additional, incidental products, including, but not limited to one more of the following services: mail pick-up and delivery, telephone answering, word processing, facsimile transmission, reception services, or conference room rental.

SECTION 7. CONDITION OF THE PREMISES

7.1 Tenant's Acceptance of Premises. Tenant's taking possession of the Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Premises are in good order and satisfactory condition. Except as set forth herein, Landlord has not made any promise to alter or remodel, repair or improve the Premises, or the Building. No representation, express or implied, respecting any matter or thing relating to the Premises, the Building or this Lease, including, without limitation, the condition of the Premises, has been made to Tenant by Landlord other than as may be contained herein.

7.2 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which is now or may hereafter be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to new construction of improvements on lands adjacent to or in the vicinity of the Building, whether or not owned by Landlord, shall in no way affect this Lease or impose any liability on Landlord.

SECTION 8. LANDLORD AND TENANT IMPROVEMENTS

8.1 Landlord Items. Landlord's obligation to construct and install Tenant Improvements in the Premises (the "Landlord Items") is set forth in Exhibit B. The cost for installing the Landlord Items, space planning, construction drawings and permits in excess of the Tenant Improvement Allowance described in Exhibit B shall be paid by Tenant pursuant to Exhibit B. Tenant's failure to make such payment pursuant to Exhibit B shall constitute an event of default by Tenant hereunder.

8.2 Tenant Items. Tenant's obligations regarding Tenant Improvements to be installed in the Premises (the "Tenant Items") are also set forth in Exhibit
B.  Should Tenant fail to perform its obligations set forth therein,

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Tenant shall pay to Landlord as Additional Rent (for the purpose of reimbursing Landlord for additional expenses that will be incurred by Landlord because of its inability to proceed with the Landlord Items), one (1) day's Gross Rent on the Premises for each day that Landlord is delayed because of Tenant's failure to perform its obligations. Such Additional Rent shall be paid by Tenant to Landlord within thirty (30) days after receipt by Tenant of Landlord's invoice therefore. Tenant's failure to pay the same in full within thirty (30) days shall constitute an event of default by Tenant hereunder.

8.3 Graphics. Landlord shall provide and install Tenant's name and suite number at the main entrance door to the Premises as part of the Landlord Items. Any graphics of Tenant that are visible in or from public corridors or the exterior of the Premises shall be subject to Landlord's prior written approval. Landlord will also provide at least two (2) directory information strips identifying Tenant in the Building directory located on the main floor as part of the Landlord Items.

SECTION 9. QUIET ENJOYMENT

Subject to acts of government and the provisions of this Lease, Tenant may peacefully have, hold and enjoy the Premises, subject to the other provisions hereof, provided that Tenant pays the Gross Rent and performs all of Tenant's covenants and agreements herein contained, including the observance of all reasonable rules and regulations made by Landlord from time to time pursuant to this Lease. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during their respective ownership of Landlord's interest hereunder.

SECTION 10. ASSIGNMENT AND SUBLETTING

10.1 Assignment and Subletting Prohibited. Tenant shall not, either voluntarily or by operation of law, assign all or any part of Tenant's leasehold estate hereunder, permit the Premises to be occupied by anyone other than Tenant or Tenant's employees, or sublet the Premises or any portion thereof without Landlord's express prior written consent in each and every instance, which consent may be withheld or issued subject to conditions, in Landlord's discretion. Tenant shall not, either voluntarily or by operation of law, encumber or pledge all or any part of Tenant's leasehold estate hereunder without Landlord's express prior written consent in each and every instance, which consent may be withheld or conditioned in Landlord's sole discretion. Any assignment, encumbrance or sublease without Landlord's prior written consent shall be void and shall constitute a default hereunder. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate during the Term of a controlling percentage of the capital stock of Tenant or the sale of ten percent (10%) or more of the value of the assets of Tenant, shall be deemed a voluntary assignment of this Lease by Tenant. The phrase "controlling percentage" shall mean the ownership of, and the right to vote, stock possessing ten percent (10%) or more of the total combined voting power of all classes of Tenant's capital stock issued, outstanding, and entitled to vote for the election of directors. The preceding two sentences shall not apply to corporations, the stock of which is traded through an exchange or over the counter. If Tenant is a partnership or a limited liability company, a withdrawal or change, voluntary, involuntary, or by operation of law of any

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partner or partners (or member or members) owning a total of ten percent (10%)
or more of the entity, or the dissolution of the entity, shall be deemed a voluntary assignment of this Lease by Tenant. If Tenant consists of more than one person or entity, a purported assignment, voluntary, involuntary, or by operation of law, by any one of such persons or entities shall deemed a voluntary assignment of this Lease by Tenant. No consent to an assignment, encumbrance or sublease shall constitute a waiver of the provisions of this section. Upon receiving Landlord's consent, which consent shall not be unreasonably withheld, Tenant may sublet the Premises or assign this Lease, without any right of Landlord to participate in the profit from and without any right by Landlord to terminate this Lease in connection with, the following types of transfers: (i) a subsidiary, affiliate, franchisee, division or corporation controlled or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; or (iii) the purchase of substantially all of the Tenant's assets provided that Tenant has substantial assets which will be included in the sale which are in addition to those located in the Premises.

10.2 No Release of Liability. Regardless of Landlord's consent, no subletting or assignment shall release Tenant's obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee of Tenant or any successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of its liability under this Lease. If Tenant assigns this Lease, or sublets all or a portion of the Premises, or requests the consent of Landlord to any assignment or subletting, or if Tenant requests the consent of Landlord for any act that Tenant proposes to do, then Tenant shall pay Landlord's reasonable attorneys' fees incurred in connection therewith.

10.3 Notice and Procedure. If at any time or from time to time during the Term, Tenant desires to assign this Lease with respect to, or to sublet, all or any part of the Premises, then at least sixty (60) days, but not more than one hundred twenty (120) days, prior to the date when Tenant desires the assignment or subletting to be effective ("Transfer Date"), Tenant shall give Landlord a notice ("Notice") which shall set forth the name, address and business of the proposed assignee or subtenant, information (including financial statements and references) concerning the character of the proposed assignee or subtenant, a detailed description of the space proposed to be assigned or sublet, which must be a single, self-contained unit (the "Space"), any rights of the proposed assignee or subtenant to use Tenant's improvements and the like, the Transfer Date, and the fixed rent and/or other consideration and all other material terms and conditions of the proposed assignment or subletting, all in such detail as Landlord may reasonably require. In the event that Tenant desires to sublet all or any part of the Premises, Tenant shall in its Notice request from Landlord the asking price for space within the Building. Tenant shall not market or otherwise publicly broadcast a rental rate that is less than the Building asking price. Tenant

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shall pay within thirty (30) calendar days after receipt of Landlord's written demand, any costs incurred by Landlord in connection with a request for assignment or subletting, including reasonable attorneys' fees. If Landlord requests additional detail, the Notice shall not be deemed to have been received until Landlord receives such additional detail. Landlord shall have the option, exercisable by giving notice to Tenant at any time within twenty
(20) days after Landlord's receipt of the Notice: (a) in the case of an assignment or sublease, to terminate this Lease as to the Space, in which event Tenant shall be relieved of all further obligations hereunder with respect thereto as of the Transfer Date; or (b) in the case of a sublease, to sublet the Space from Tenant upon the terms and conditions set forth in the Notice, except that the rent shall be the lower of the per square foot monthly Base Rent and Additional Rent described in Section 4 payable under this Lease for the Space, or that part of the rent and other consideration set forth in the Notice which is applicable to the Space. No failure of Landlord to exercise either option with respect to the Space shall be deemed to be Landlord's consent to the assignment or subletting of all or any portion of the Space. Upon written request by Tenant prior to Tenant's entering into an agreement with an assignee or subtenant, Landlord shall notify Tenant whether or not Landlord would exercise its right to terminate this Lease with respect to the Space. If Landlord determines to waive its right to terminate this Lease with respect to the Space, it shall only be bound by such waiver if Tenant delivers a Notice to Landlord within three (3) months after receipt of Landlord's waiver. In addition, no waiver by Landlord of its right to terminate this Lease with respect to any Space shall constitute or be deemed a waiver of such right with respect to future assignments or subleases, nor shall it be deemed a waiver of Landlord's right to withhold consent to any particular assignment or subletting. If, after receipt of any Notice, Landlord exercises its right to terminate this Lease with respect to the Space, Tenant shall have the right, exercisable by written notice to Landlord within ten (10) days after receipt of Landlord's notice, to rescind its Notice. If Landlord exercises its option to sublet the Space, Tenant shall sublet the Space to Landlord upon the terms and conditions contained in the Notice (except for monthly rent as specified above); provided, however, that:
(i) Landlord shall at all times under such sublease have the right and option further to sublet the Space without obtaining Tenant's consent or sharing any of the economic consideration received by Landlord; (ii) the provisions of
Section 6 shall not be applicable thereto; (iii) Landlord and its subtenants shall have the right to use in common with Tenant all lavatories, corridors and lobbies which are within the Premises and the use of which is reasonably required for the use of the Space; and (iv) Tenant shall have no right of setoff or abatement or any other right to assert a default hereunder by reason of any default by Landlord under such sublease.

10.4 Assignments and Subleases. Provided Landlord has consented to such assignment or subletting, Tenant shall be free to complete the approved transaction subject to the following conditions and any other condition imposed by Landlord, in its discretion:

(a) At the time of the transfer, no event of default under Subsection 19.1 this Lease, or under any other lease or license agreement between Tenant and Landlord or any affiliate of Landlord, shall have occurred and be continuing;

(b) The assignment or sublease shall be on the same terms set forth in the Notice given to Landlord;

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(c) No assignment or sublease shall be valid and no assignee or sub lessee shall take possession of the Space until an executed counterpart of the assignment or sublease has been delivered to Landlord;

(d) No assignee or sub lessee shall have a right further to assign or sublet without Landlord's consent thereto in each instance, which consent shall not be unreasonably withheld;

(e) Any assignee shall have assumed in writing the obligations of Tenant under this Lease with respect to the Space and executed such other documents as Landlord may require;

(f) Any subtenant shall have agreed in writing to comply with all applicable terms and conditions of this Lease and executed such other documents as Landlord may require;

(g) Tenant shall have executed an agreement reaffirming its liability, acknowledging that any further transfer requires Landlord's prior written consent, and containing such other provisions as Landlord may require; and

(h) Fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting (after deducting reasonable leasing commissions and rental or other payments received which are attributable to the amortization of the cost of Tenant Improvements made to the Space by Tenant, at Tenant's cost) whether denominated rent or otherwise, which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated as to any sublease to reflect obligations allocable to that portion of the Premises subject to such sublease) shall be payable to Landlord as Additional Rent under this Lease, without affecting or reducing any other obligation of Tenant hereunder.

Within thirty (30) days after the end of each calendar year during the Term, and within thirty (30) days after the expiration or earlier termination of the Term, Tenant shall deliver to Landlord a statement describing each sublease and assignment in effect during the period covered by such statement and (i) the date of its execution and delivery, the number of square feet of rentable area demised thereby, and the term thereof; and (ii) a computation in reasonable detail showing: (A) the amounts (if any) paid and payable by Tenant to Landlord pursuant to this Subsection 10.4 with respect to such sublease or assignment for the period covered by such statement and (B) the amounts (if any) paid and payable by Tenant to Landlord pursuant to this Subsection 10.4 with respect to any payments received from a sub lessee or assignee during such period but which relate to an earlier period.

10.5 Permitted Transfers. Notwithstanding any other provision of this Section 10, Tenant may sublet the Premises or assign this Lease without Landlord's consent in connection with the sale of substantially all of the assets of Tenant's business or to an "Affiliate of Tenant" (as hereafter defined), so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of the Lease. "Affiliate of Tenant" shall mean a proprietorship, corporation, partnership, unincorporated association or other person or entity "controlling", "controlled" by or under common "control " with Tenant. The words "controlling", "controlled" and "control" shall have the meanings given them under the Securities Exchange Act of 1934, as amended.

SECTION 11. HOLD HARMLESS; HAZARDOUS SUBSTANCES

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11.1 Waiver of Liability.  Landlord shall not be liable or responsible in any way for, and Tenant hereby waives all causes of action and claims against Landlord with respect to or arising out of: (a) any death or any bodily injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee, guest, agent or customer of Tenant or any other person, from any causes whatsoever; (b) any loss or damage or injury to any property outside or within the Premises belonging to Tenant or its employees, agents, customers, licensees, invitees, guests or any other person; and/or (c) any loss of profits or business or any injury to or interruption of business; however, the waiver as to death and bodily injury set forth in item
(a) above shall not apply to the extent any such death or bodily injury is caused solely by the negligence or willful misconduct of Landlord, its partners, officers, employees or agents. The foregoing waivers apply notwithstanding any negligence, breach of contract or violation of law by Landlord, except only as specifically noted above. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of the telephone cable distribution system, any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, maintenance or alteration of any part of the Building, or by anything done or omitted to be done by any tenant, occupant or person in the Building. In addition, Landlord shall not be liable for any loss or damage for which the Tenant is required to insure, nor for any loss or damage resulting from any construction, alterations or repair. For purposes of this Subsection 11.1, the term "Landlord" means and includes (i) Landlord, (ii) the property manager, (iii) the owners, partners, officers, agents, trustees of Landlord and/or the property manager, (iv) employees of any of the foregoing, and (v) any Senior Holder (collectively the "Protected Parties").

11.2 Indemnity. To the fullest extent permitted by law, Tenant shall indemnify, defend and hold Landlord (as defined in Subsection 11.1) harmless from and against any and all causes of action, losses, damages, claims, or liability: (a) occurring in the Premises, or any part thereof, arising at any time and from any cause whatsoever other than solely by reason of the gross negligence or willful misconduct of Landlord; and/or (b) occurring in, on, or about any part of the Building other than the Premises, when such damage, injury, illness or death shall be caused in whole or in part by the negligence or willful misconduct of Tenant, its agents, servants, partners, officers, employees, invitees or licensees (including, without limitation, when such damage, injury, illness or death shall have been caused in part by the negligence of Landlord, its employees or agents). Tenant shall also indemnify, defend and hold Landlord (as defined in Subsection 11.1) harmless from and against any and all causes of action, losses, damages, claims and liability resulting from Tenant's breach of any of its obligations under this Lease. The provisions of this section shall survive the expiration or termination of this Lease or of Tenant's right of possession with respect to any claim, loss, damage, liability or cause of action accruing or occurring prior to such expiration termination. For all purposes under this Lease any deliberate action on the part of Landlord (as defined in Subsection 11.1) taken in good faith in the exercise of such persons' assigned duties and responsibilities shall not constitute negligence or willful misconduct.

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11.3 Hazardous Substances; Waste Disposal.

(a) Emissions. Tenant shall not (i) discharge, emit or permit to be discharged or emitted, any Hazardous Substances (defined below) into the atmosphere, the ground or any body of water, which does or may pollute or contaminate the same or any of the other, or does or may adversely affect the health or safety of persons, or the use or enjoyment of the Premises; or (ii) transmit, receive or permit to be transmitted or received, any electromagnetic, microwave or other radiation in, on or about the Premises or the Building, unless otherwise approved by Landlord in writing.

(b) Storage. If, with or without violation of this Lease, Tenant possesses at the Premises any Hazardous Substances, Tenant shall store the same in appropriate leak proof containers and/or areas which comply with all laws and all prudent practices.

(c) Disposal of Waste. Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall allow Landlord to regularly and frequently remove same from the Premises. Tenant shall keep all such containers in a clean and sanitary condition. Tenant shall properly dispose of all sanitary sewage and shall not use the sewage system for the disposal of anything except sanitary sewage, nor in excess of capacity. Tenant shall not cause any obstruction in the sewage disposal system.

(d) Trash Recycling Program. Tenant shall fully cooperate with any trash recycling program that Landlord may cause to be initiated in the Building.

(e) Compliance with Law. Notwithstanding any other provision in this Lease to the contrary, Tenant shall comply with all applicable laws in complying with its obligations under this Lease, and in particular, laws relating to the storage, use and disposal of Hazardous Substances.

(f) Indemnification for Breach. Tenant shall defend, indemnify and hold the Protected Parties, the Premises, and the Building harmless from any loss, claim, liability or expense, including, without limitation, attorneys' fees and Costs, at trial and/or on appeal and review, arising out of or in connection with its failure to observe or comply with the provisions of this Subsection 11.3. This indemnity shall survive the expiration or earlier termination of the Term of this Lease or the termination of Tenant's right of possession and be fully enforceable thereafter.

(g) Indemnification Regarding Hazardous Substances. In addition to the indemnity obligations contained elsewhere herein, Tenant shall indemnify, defend and hold harmless the Protected Parties, the Premises and the Property from and against all claims, losses, damages, monitoring costs, response costs, liabilities, and other costs and expenses caused by, arising out of, or in connection with, the generation, release, handling, storage, discharge, transportation, deposit or disposal in, on, under or about the Premises by Tenant or any of Tenant's agents of the following (collectively referred to as "Hazardous Substances"): hazardous materials, hazardous substances, toxic wastes, toxic substances, pollutants, petroleum products, underground tanks, oils, pollution, asbestos, PCBs, radioactive materials, or contaminants, as those terms are commonly used or as defined by federal, state, and/or local law or regulation related to protection of health or the environment, including but not limited to, the Resource Conservation and Recovery Act
(RCRA) (42 U.S.C. Section 6901, et seq.); the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. Section 9601, et seq.); the

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Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.); the Clean
Water Act (33 U.S.C. Section 1251, et seq.); the Clean Air Act (42 U.S.C.
Section 7401 et seq.); and ORS Chapters 453, 465 and 466 as any of same may be amended from time to time, and/or by any rules and regulations promulgated there under. Such damages, costs, liabilities, and expenses shall include such as are claimed by any regulating and/or administering agency, any Protected Party, any ground lessor or master lessor of the Building, and/or any successor of Landlord named herein. This indemnity shall include (i) claims of third parties, including governmental agencies, for damages, fines, penalties, response costs, monitoring costs, injunctive or other relief; (ii) the costs, expenses or losses resulting from any injunctive relief, including preliminary or temporary injunctive relief; (iii) the expenses, including fees of attorneys and experts, of reporting the existence of Hazardous Substances to an agency of the State of Oregon or subdivision thereof or of the United States as required by applicable laws and regulations; and (iv) any and all expenses or obligations, including attorneys' fees, incurred at, before and after any administrational proceeding, trial, appeal and review. This indemnity shall survive the expiration or earlier termination of the Term of this Lease or the termination of Tenant's right of possession and shall remain fully enforceable thereafter.

(h) Information. Tenant shall give prior written notice to Landlord of any use, whether incidental or otherwise, of Hazardous Substances in the Premises, and shall immediately deliver to Landlord a copy of any notice of any violation of any Law with respect to such use. Tenant shall also provide Landlord, upon request, with any and all information regarding Hazardous Substances in the Premises, including contemporaneous copies of all filings and reports to governmental entities, and any other information requested by Landlord. In the event of any accident, spill or other incident involving Hazardous Substances, Tenant shall immediately report the same to Landlord and supply Landlord with all information and reports with respect to the same.
All information described herein shall be provided to Landlord regardless of any claim by Tenant that it is confidential or privileged.

SECTION 12. INSURANCE; PERSONAL PROPERTY TAXES

Tenant shall, during the Term hereof and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:

12.1 Casualty Insurance. Standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage ("All-Risk") and sprinkler leakage. This insurance policy shall be upon all property owned by Tenant, for which Tenant is legally liable or that was installed at Tenant's expense, including any Tenant Improvements paid for by Tenant, in an amount not less than ninety percent (90%) of the full replacement cost thereof. This insurance policy shall also be upon direct or indirect loss of Tenant's earnings attributable to Tenant's inability to use fully or obtain access to the Premises or Building in an amount as will properly reimburse Tenant. Such policy shall name Landlord and any mortgagees of Landlord as named insured parties, as their respective interests may appear.

12.2 Liability Insurance; Other Insurance.

(a) Comprehensive General Liability Insurance insuring Tenant against any liability arising out of the lease, use, occupancy or maintenance of the

Premises and all areas appurtenant thereto. Such insurance shall be in the amount of Two Million Dollars ($2,000,000) per occurrence Combined Single Limit during the primary Term. The adequacy of the coverage afforded by such insurance shall be subject to review by Landlord from time to time, though not more frequently than once each year, and if Landlord determines such insurance is not adequate, then Tenant shall effect any required increase in scope or amount within thirty (30) days of notice from Landlord requesting such increase. The policy shall insure the hazards of the Premises and Tenant's operations thereon, independent contractors, contractual liability (covering all indemnity provisions hereof, including all acts, failure, omissions and negligence of Tenant, its agents, employees and contractors that occur in or relate to the Premises, Common Areas or other parts of the Building, and shall
(a) name Landlord and the other Protected Parties as named insureds (and, at Landlord's request, any Senior Holder and such Senior Holder's directors, officers, agents and employees), (b) contain a cross liability provision, and
(c) contain a provision that the insurance provided Landlord and the other Protected Parties hereunder shall be primary and noncontributing with any other insurance.

(b) Workers' Compensation and Employer's Liability insurance as required by law.

(c) Business interruption insurance equal to Tenant's obligations for payments for a period of six months for Gross Rental and for all insurance required under this Section 12.

(d) Any other form or forms of insurance as Landlord or any mortgagees of Landlord may reasonably require.

12.3 Landlord Insurance. During the Term of this Lease, Landlord shall insure the Property (excluding any property that Tenant is obligated to insure hereunder) against damage with all-risk insurance and public liability insurance, all in such amounts and with such deductibles as Landlord may elect, in its commercially reasonable judgment, but in no event less than the coverage maintained by prudent building owners for similar properties in the vicinity of the Property.

12.4 Form of Policies.  All policies required pursuant to Subsections 12.1 and
12.2 above shall be written in a form (including amount of deductibles, if any) satisfactory to Landlord and shall be taken out with insurance companies holding a General Policyholders Rating of "A+" and a Financial Rating of "XII" or better, as set forth in the most current issue of Best's Insurance Reports. At least fifteen (15) days prior to the Commencement Date and at least thirty
(30) days before any such policy expires, Tenant shall deliver to Landlord copies of certificates complying with the provisions of this Section 12, in form and substance satisfactory to Landlord. On request, following an insurable event, Landlord shall be provided an original or signed duplicate copy of each policy of insurance required to be maintained by Tenant hereunder. No such policy shall be cancelable or reducible in coverage except after thirty (30) days prior written notice to Landlord (and, at the Landlord's request, any such Senior Holder). If Tenant fails to obtain, maintain, and/or provide evidence of, insurance required hereunder, Landlord may obtain the same and Tenant shall, upon demand, reimburse Landlord for the cost thereof. No such action by Landlord or reimbursement from Tenant shall be a waiver of default or of other remedies, nor shall subject Landlord to any claim that the insurance obtained by Landlord was inadequate.

12.5 Subrogation. Anything in this Lease to the contrary notwithstanding, to the extent of the insurance coverage required to be obtained by each party under this Lease, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the officers, directors, shareholders or employees of the other for any loss or damage that may occur to the Premises, the Property, or any improvements thereon or thereto, or any personal property of such party therein, by reason of any cause that is insured against under the terms of the policies maintained pursuant hereto, regardless of cause or origin, including the negligence of the other party hereto, its agents, officers or employees, to the extent such party is compensated for such loss by its insurance, or to the extent, if greater, that the insurance required to be carried under this Lease by such party would have compensated the party for such loss. Each party covenants that no insurer shall hold any right of subrogation against the other party.

12.6 Tax on Tenant's Property. Tenant shall be liable for and shall pay, not later than ten (10) days before delinquency, all taxes levied against any person or property or trade fixture placed by Tenant in or about the Premises. If (a) any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property and if Landlord, after written notice to Tenant, pays the same, which Landlord shall have the right to do regardless of the validity of such levy, but only under proper protest if requested, in writing, by Tenant, or (b) the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such personal property or trade fixture of Tenant and if Landlord after written notice to Tenant, pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested, in writing, by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion thereof resulting from such increase in the assessment; provided that, in any such event Tenant shall have the right, in the name of Landlord and with Landlord's cooperation, at no cost to Landlord, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest. Any amounts recovered in any such suit shall belong to Tenant.

SECTION 13. RULES AND REGULATIONS

Landlord shall have the right to make and enforce rules and regulations with respect to the Building. Tenant and its employees and agents shall promptly comply with all such rules and regulations. The parties acknowledge that the Building Rules and Regulations attached hereto as Exhibit C and Parking Rules and Regulations attached hereto as Exhibit D are presently the rules and regulations now in effect; however, Landlord may, at its option and at any time, amend and modify such rules and regulations and Tenant shall be obligated to comply therewith. Tenant shall be responsible for compliance with the foregoing by all employees, agents and visitors of Tenant. Landlord shall not be responsible to Tenant for the violation or nonperformance by any other Tenant or occupant of the Building of any such rules and regulations.

SECTION 14. ALTERATIONS, ADDITIONS AND IMPROVEMENTS

14.1 Generally. Except for initial construction of Tenant Improvements pursuant to Exhibit B to this Lease, Tenant shall neither make nor cause to be made any alterations, additions or improvements (collectively, "Alterations") in, on or to any portion of the Building or the Common Areas outside of the interior of the Premises. Except for initial construction of Tenant

Improvements pursuant to Exhibit B to this Lease, Tenant shall not make or suffer to be made any Alterations in, on or to the Premises or any part thereof without the prior written consent of Landlord, which consent may be withheld or issued subject to conditions, in Landlord's sole discretion. Notwithstanding any provision hereof to the contrary, Landlord shall not be obligated to consent to any Alterations unless and until the Senior Holder under any Senior Instrument shall have consented thereto, if such consent is required there under.

14.2 Application to Landlord for Consent. When applying for any such consent as provided in Subsection 14.1 above, Tenant shall furnish complete plans and specifications for the desired Alterations, unless the cost thereof is less than Five Thousand Dollars ($5,000.00) and such Alterations will not affect the structural, mechanical, electrical, plumbing or life safety of the Building. Subsequent to obtaining Landlord's consent and prior to commencement of construction of the Alterations, Tenant shall deliver to Landlord a copy of the building permit and a copy of the executed construction contract covering the Alterations. Tenant shall pay to Landlord upon demand a review fee in the amount of three percent (3%) of the construction cost of the Alterations to compensate Landlord for the cost of review and approval of the plans and specifications and for additional administrative costs incurred in monitoring the construction of the Alterations. Any such review by and consent of Landlord shall not be deemed to constitute any warranty or representation by Landlord as to the adequacy, correctness, or completeness, compliance with laws, fitness for any purpose or otherwise, of said plans and specifications, or the Alterations.

14.3 Construction. If Landlord consents to the making of any Alterations, the same shall be made at Tenant's sole cost and expense, and if Landlord does not elect to construct the desired Alterations, Tenant shall engage the services of a contractor to make the same who has previously been approved in writing by Landlord to work in the Building. For Alterations affecting the Building's structural, electrical, mechanical, roofing, plumbing or life safety systems, Tenant must use those approved contractors and/or subcontractors and suppliers designated by Landlord. Tenant shall provide, at its expense, such completion, performance and/or payments bonds as Landlord considers necessary with respect to such construction work. Tenant shall pay all costs of work no less frequently than monthly and shall cause release of any lien within ten
(10) days of filing. Tenant shall also require its contractor to maintain insurance in amounts and in such form as Landlord may require and to execute an agreement extending such warranties and other protections to Landlord as Landlord may require. Any construction, alteration, maintenance, repair, replacement, installation, removal or decoration undertaken by Tenant in connection with the Premises shall be completed in accordance with the plans and specifications approved by Landlord, shall be carried out in a good, workmanlike and prompt manner, shall comply with all applicable statutes, laws, ordinances, regulations, rules, orders and requirements of the authorities having jurisdiction thereof, and shall be subject to supervision by Landlord or its employees, agents or contractors; as-built plans and specifications shall be provided by Tenant to Landlord upon completion of work. Without Landlord's prior written consent Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations. At Landlord's option, Landlord may elect to construct the Alterations desired by Tenant. If Landlord so elects, Tenant shall pay in advance of commencement of such Alterations to Landlord for any and all costs thereof (including, without limitation, the costs of design, labor, materials, equipment, a supervision fee of five percent (5%)

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of the total cost of construction of the Alterations) within ten (10) days after receipt of Landlord's invoice. Failure of Tenant to pay the invoiced costs within such ten (10) day period shall constitute a default under the terms of this Lease in like manner as failure to pay Gross Rent when due. In the event of any such failure of Tenant to pay such costs when due, Landlord shall thereby be entitled without cost, obligation or liability of any kind or in any amount whatsoever, to discontinue the construction of any Alterations. Should Landlord elect to exercise such right to discontinue construction, Tenant shall be and remain liable to Landlord for any and all portions of the Alterations completed or partially completed at the time of the discontinuing of construction and for any additional items of loss, expense or damage incurred by Landlord. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Building in order to comply with any applicable statutes, laws, ordinances, regulations, rules, orders or requirements (e.g. ordinances intended to provide full access to handicapped persons), then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall remain on and be surrendered with the Premises upon the expiration or sooner termination of the Term, except Tenant shall upon demand by Landlord at the expiration of this Lease or the termination of this Lease or of the right of possession of Tenant, at Tenant's sole cost and expense, forthwith and with all due diligence remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed and repair and restore the Premises to their original condition, reasonable wear and tear excepted.

14.4 Indemnification of Landlord. Tenant, at its sole expense, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with the Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any other person claiming through or under Tenant. Tenant shall defend, indemnify and save harmless the Protected Parties from and against all mechanic's and other liens and encumbrances filed in connection with the Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant.

14.5 Removal of Personal Property. In the event that Tenant fails to remove all of its personal property including, without limitation, all trade fixtures and cabling, from the Premises upon expiration or termination of this Lease, Landlord may, at its option, remove, store and sell the same in any manner that Landlord shall choose, without liability to Tenant. Tenant agrees to pay to Landlord any and all expenses incurred by Landlord in doing so.

14.6 Compliance with ADA. Tenant shall observe and comply with the ADA (defined below) as it applies to the Premises or the use or occupancy thereof by Tenant, including but not limited to the obligation to alter, maintain, repair, improve or restore the Premises, and all parts thereof structural and otherwise, in compliance and conformity with the ADA to the extent that the ADA applies to Tenant's use of the Premises. "ADA" shall mean the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq. or comparable Oregon law (and related statutes and regulations) (collectively the "ADA"). Tenant acknowledges that Tenant may be required by the ADA to make improvements to the Premises to facilitate access for the disabled in connections with Tenant's improvement, alteration and use of the Premises and/or as an employer, and all costs associated with such compliance shall be borne exclusively by Tenant. If Landlord determines that work outside of the

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Premises is appropriate under the ADA due to Tenant's use of the Premises,
Landlord shall accomplish the same after consultation with Tenant, at the expense of Tenant. Landlord shall observe and comply with the ADA as it applies to the Common Areas.

SECTION 15. REPAIRS AND MAINTENANCE

15.1 Generally. Tenant shall, at its expense, throughout the Term, take good care of the Premises and the fixtures and appurtenances therein. Tenant shall be responsible for paying for all repairs, maintenance and replacement of wall and floor coverings in the Premises and paying for the repair and maintenance of all sanitary and electrical fixtures and equipment therein. Tenant shall be responsible for paying for all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, in and to the Premises and the Building and the facilities and systems thereof, the need for which arises out of the performance or existence of Tenant's alterations, the installation, use or operation of any of Tenant's property in the Premises, the moving of any of Tenant's property in or out of the Building and off the Property, or the act, omission, misuse, neglect, or failure to perform as required under this Lease, of Tenant or any of its subtenants, or its or their employees, agents, contractors or invitees. Tenant shall promptly report to Landlord damage or any injury occurring in or to the Premises, the Building or the Property.

15.2 Manner. Tenant shall promptly notify Landlord in writing of any necessary repairs to the Premises and pay for all repairs in or to the Premises or Building for which Tenant is responsible. Such work shall be performed only by Landlord or Landlord's contractor within a reasonable time after Landlord's receipt of notice from Tenant of the need for such repairs. Any other repairs in or to the Building and the facilities and systems thereof for which Tenant is responsible may be performed by Landlord at Tenant's expense. Landlord may, at its option, before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security, bond or surety in a form and amount as Landlord shall deem necessary to assure the payment for such work by Tenant. Tenant shall not be entitled to perform any repairs in or to the Premises, to set off all or any portion of the Gross Rent or any other payment owing Landlord on account of Tenant's performance of repairs, or be entitled to any abatement of rent as a result of any disturbance to the Premises, Tenant, or Tenant's business arising out of the performance by Landlord or Landlord's contractor of such repairs.

15.3 Repairs and Maintenance by Landlord. Landlord shall cause to be made all repairs or replacements to the Building as and when needed, as determined by Landlord, and the cost thereof shall be an item of Operating Expenses, except for those repairs for which Tenant is responsible for paying pursuant to any other provision of this Lease. Any leasehold improvements in addition to or exceeding the Landlord Items shall, at Landlord's sole discretion, be maintained by Landlord at Tenant's sole expense, which shall be an amount equal to Landlord's actual cost of maintenance plus an amount reasonably determined by Landlord to be necessary to cover overhead. Such amount shall be paid as Additional Rent within five (5) days after Landlord invoices Tenant therefore.

SECTION 16. UTILITIES AND SERVICES

Landlord shall furnish or cause to be furnished the following utilities and services:

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16.1 Utilities.  Landlord shall furnish electricity, water, heating, ventilating and air-conditioning serving the Premises, subject to the provisions of this Section 16.

16.2 Services. Subject to the other provisions of this Section 16, Landlord shall furnish:

(a) Heat, ventilating and air-conditioning in the Premises, the expense of which shall be included in Operating Expenses (except for any special requirements of Tenant for its particular use of the Premises), during Business Hours of Business Days. As used herein, "Business Hours" shall mean generally customary daytime business hours, but not before 6:00 a.m. or after 7:00 p.m. on weekdays and from 8:00 a.m. to 12:00 Noon on Saturdays, and "Business Days" shall mean all days except Saturdays after 12 Noon and Sundays and days observed by the Federal or State Government as legal holidays, unless otherwise agreed to by Landlord in writing. If Tenant shall require heat or air-conditioning service at any other time, Landlord shall furnish such service and Tenant shall pay to Landlord upon demand Landlord's then-established charges therefore ($35.00 per hour at the Commencement Date, subject to adjustments). Landlord also agrees to provide electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard for similar buildings. Tenant agrees to cooperate fully at all times with Landlord, and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper function and protection of the air conditioning system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the Building's chilled and hot water air conditioning supply lines. Tenant further agrees that neither Tenant nor its employees, agents, visitors, licensees or contractors shall at any time enter mechanical rooms, installations or facilities of the Building or adjust, tamper with, touch or otherwise in any manner affect such rooms, installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system shall be charged to Tenant if the need for maintenance work results from either Tenant's adjustment of room thermostats or Tenant's failure to comply with its obligations under this section. Such work shall be charged at hourly rates equal to then-current journeymen's wages to air conditioning mechanics.

(b) Janitorial and cleaning service five (5) times per week in accordance with Landlord's schedule of such work as in effect from time to time. Tenant shall pay Landlord on demand the costs incurred by Landlord for extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or any permitted subtenants or their employees or visitors, (ii) interior glass partitions or surfaces (excluding relites), (iii) non-Building standard materials or finishes installed by Tenant or at Tenant's request,
(iv) excessive refuse or rubbish, or (v) the use of the Premises by Tenant other than during Business Hours on Business Days or for other than office use.

(c) Electrical facilities to provide sufficient power for typewriters and other office machines of similar low electrical consumption, but not including electricity required for electronic data processing equipment, special lighting in excess of Building standard or total electrical equipment averaging more than 3.5 watts per square foot of leased space or requires a voltage other than one hundred twenty (120) volts single phase. If the installation of such electrical equipment requires additional air conditioning capacity above that provided by the Building standard system, the additional air conditioning installation and operating costs shall be Tenant's obligation. Landlord shall have the right, at Landlord's option, to install a separate meter to properly meter the actual expenses incurred in the Premises and to pass those expenses on directly to Tenant.

(d) Initial lamps, bulbs, starters and ballasts used on the Premises. The cost and expense of maintaining and replacing such lamps, bulbs, starters and ballasts shall be included in Operating Expenses.

(e) Elevator service to the Premises during Business Hours of Business Days. Landlord reserves the right to offer only one elevator during non-business hours. The expense of providing elevator service shall be included in Operating Expenses.

Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when deemed necessary or desirable by Landlord, by reason of accident or emergency or for repairs, alterations or improvements until such repairs, alterations or improvements are completed, and shall not be responsible or liable for failure to supply such services. It is expressly understood and agreed that any covenants, express or implied, for Landlord to furnish any service for the benefit of Tenant shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike or labor trouble or any other cause whatsoever beyond Landlord's reasonable control.

Tenant shall not use or install in the Premises any heat generating equipment, except as specifically authorized herein, without Landlord's prior written consent. The inclusion of this restriction is to ensure that the HVAC system is adequate to service the Building and the various uses of tenants that occupy the Building.

In the event Tenant desires any of the foregoing services in amounts in excess of those deemed by Landlord to be Building standard and Landlord in its sole discretion agrees to provide such additional quantities, Tenant shall pay to Landlord as Additional Rent the cost of providing such additional quantities.

Landlord has no obligation to provide security equipment, security personnel, or other security services with respect to the Premises or Building. Any security services provided at the Building are for convenience only, and are not intended to protect persons or property. In no event shall Landlord be liable for any claim arising from criminal activity or the acts of third parties, including any claim based upon any assertion that (a) Landlord failed to provide security services or sufficient security services, or (b) the existence of security services at the Building creates an implied obligation to provide effective security or other obligation.

16.3 Interruption of Access, Use or Services. Landlord shall not be liable for any failure to provide access to the Premises, to assure the beneficial use of the Premises or to furnish any services or utilities, whether or not any such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, strikes, lockouts, other labor disputes, the making of repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, labor or other supplies, failure of any Building systems or equipment to operate due to the inability of any computer-controlled facility components to process date/time data, including the transition from the year 1999 to the year 2000, or by any other condition, whether or not beyond Landlord's reasonable control, and Tenant shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Tenant of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant. If any governmental entity promulgates or revises any statute, ordinance or building, fire or other code, or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, gas, steam, light or electricity or the provision of any other utility or service provided with respect to this Lease, or if Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary controls or guidelines, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines, or make such alterations to the Building. Neither such compliance nor the making of such alterations shall in any event entitle Tenant to any damages, relieve Tenant of the obligation to pay any of the sums due hereunder, or constitute or be construed as a constructive or other eviction of Tenant.

SECTION 17. DAMAGE OR DESTRUCTION

17.1 Reconstruction.  Except as otherwise provided in Subsections 17.2 and
17.4 below, if the Building or the Premises is damaged or destroyed during the Term, Landlord shall diligently repair or rebuild the damaged areas to substantially the condition in which they existed immediately prior to such damage or destruction, provided, Landlord is not obligated to rebuild lessee occupancy spaces (other than the Premises) on any particular schedule. If the Premises are to be restored by Landlord as described in this Section 17, Tenant, at its own expense, shall be responsible for the repair and prompt restoration of all items of Tenant's property including but not limited to Tenant's stock in trade, trade fixtures, furnishings, and equipment. Tenant shall commence the installation of such items promptly upon delivery to it of possession of the restored Premises and Tenant shall diligently prosecute such installation to completion.

17.2 Excessive Damage or Destruction. If the Building (whether or not the Premises are affected) is damaged or destroyed to the extent that Landlord determines that it cannot, with reasonable diligence, be fully repaired or restored by Landlord within one hundred eighty (180) days after the date of the damage or destruction or if any Senior Holder requires that any or all of such insurance proceeds be used in accordance with the requirements of its Senior Instrument, then in any such case, Landlord may elect to terminate this Lease effective on the earliest date of such damage or destruction, and Landlord shall reimburse Tenant for any rents paid by Tenant which are applicable to the period beginning on the effective date of such termination. Landlord shall notify Tenant of its determination and election, in writing (herein the "Election Notice"), within forty-five (45) days after the date of the damage or destruction. If Landlord does not elect to terminate this Lease, then this Lease shall remain in full force and effect and the Premises and the Building shall be repaired and rebuilt in accordance with the provisions for repair and restoration set forth in Subsection 17.1 above. If Landlord determines not to terminate this Lease and determines that repair and restoration will not be completed within such 180 day period to an extent which would allow Tenant to utilize the Premises for the permitted use set forth herein, then Tenant shall have the right to terminate this Lease by written notice given to Landlord within ten (10) days of the date upon which the Election Notice is given; such termination shall be effective on the date specified in such notice, which shall be no later than ten (10) days following the date of such notice.

17.3 Rent Abatement. If by reason of any such damage or destruction there is substantial interference with the operation of Tenant's business in the Premises, Gross Rent due and payable hereunder shall be abated proportionately, as reasonably determined by Landlord. Such abatement shall continue for the period commencing with such damage or destruction and ending with the cessation of such interference with the operation of Tenant's business in the Premises.

17.4 Additional Rights. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building which is not fully covered by the insurance proceeds received by Landlord (excluding any deductible), or material damage or destruction occurring during the final twelve (12) months of the Term (without regard to possible renewals), Landlord may terminate this Lease by written notice to Tenant, given within forty-five (45) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Premises shall be repaired and rebuilt in accordance with the provisions for repair and restoration set forth in Subsection 17.1 above. Landlord shall not be required to carry insurance of any kind on Tenant's personal property or repair or replace the same, nor on any improvements or alterations to the Premises which were not originally installed by Landlord.

17.5 Waiver. Tenant hereby waives all rights to terminate this Lease by reason of damage or destruction pursuant to rights otherwise presently or hereafter accorded by law to tenants, except as expressly otherwise provided herein.

17.6 Rights of Senior Holder. Notwithstanding any provision hereof to the contrary, Landlord's obligations and Tenant's rights in the event of a casualty shall be subject and subordinate to the rights of the Senior Holder under each Senior Instrument.

SECTION 18. EMINENT DOMAIN

18.1 Total Taking. If the whole of the Building or of the Premises is acquired or condemned by eminent domain or sold in lieu of condemnation, for any public or quasi-public use or purpose ("Condemned"), then this Lease shall terminate as of the date that title or possession is taken by the condemnor, and Gross Rental shall be prorated as of the date of such termination.

18.2 Partial Taking. If part (but not all) of the Building is Condemned, and such partial condemnation is so substantial that it renders the Premises unusable for the business of Tenant (which shall include a taking of 20% or more of the Premises), or occurs during the final twelve (12) months of the Term (without regard to possible renewals), then this Lease shall terminate as of the date title or possession is taken and Gross Rental shall be prorated to the date of termination. If such condemnation is not sufficiently extensive to render the Premises unusable for the business of Tenant, then Landlord shall promptly restore the portion of the Building (including the Premises) to the extent proceeds of the award are available there from to a condition comparable to its condition immediately prior to such condemnation, less the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that Gross Rental shall be proportionately adjusted if and to the extent that a portion of the Premises was Condemned.

18.3 Award. If the Premises are wholly or partially Condemned, then, subject to the provision of this section, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any right or claim to any part thereof from Landlord or the condemning authority and any right to participate in the proceedings. Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, only such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all costs to which Tenant might be put in removing Tenant's furniture and equipment to a new location.

18.4 Temporary Taking. No temporary taking of the Premises and/or of Tenant's rights therein or under this Lease shall terminate this Lease or give Tenant any right to any abatement of rent hereunder. Any award made to Tenant by reason of any such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Tenant and Landlord shall work together to cause the governmental agency responsible for the taking to restore the Premises and Building to their original condition prior to the taking.

18.5 Rights of Senior Holder. Notwithstanding any provision hereof to the contrary, Landlord's obligations and Tenant's rights in the event of a Condemnation shall be subject and subordinate to the rights of the Senior Holder under each Senior Instrument.

SECTION 19. EVENTS OF DEFAULT

19.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default on the part of Tenant:

(a) If Tenant shall fail to pay Gross Rent, or make any other payment due hereunder, and such failure shall continue for five (5) days after written notice to Tenant of such failure; or

(b) If Tenant fails to perform any other provision of this Lease and cure of such failure is not commenced within ten (10) days (or immediately if the failure involves environmental contamination, a breach of law, a failure to maintain or to provide proof of insurance, a hazardous condition or an intentional failure of performance) after written notice from Landlord and thereafter diligently pursued to completion with such completion occurring within thirty (30) days after such written notice from Landlord; or

(c) Intentionally deleted; or

(d) If Tenant (or, if more than one person or entity constitutes Tenant, then by or against any such person or entity) or any Guarantor of Tenant's obligations shall: (t) make a general assignment for the benefit of creditors; (u) admit in writing its inability to pay its debts as they become due; (v) file a petition in bankruptcy; (w) be adjudicated as bankrupt or insolvent; (x) file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; (y) fail to timely contest the material allegations of petition filed against it in any bankruptcy proceeding, or (z) seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; or

(e) If Tenant shall file a petition in bankruptcy or be the subject of involuntary proceedings in bankruptcy not vacated within thirty (30) days, or if a receiver or trustee shall be appointed of Tenant's property, or if Tenant shall make an assignment for the benefit of creditors, or if this Lease shall, by operation of law or otherwise, pass to any person or persons other than Tenant. For purposes of this Subsection 19.1(e), "Tenant" shall mean and include the Tenant named herein (or, if more than one person or entity constitutes Tenant, then by or against any such person or entity), any assignee or subtenant, and any partner, co-tenant, or guarantor in or of such Tenant or any assignee or subtenant; or

(f) If this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) days.

19.2 Limitation of Tenant's Right to Notice. During any twelve (12) month period, Tenant shall be entitled to only one (1) notice each for the same type of default pursuant to Subsection 19.1(b).

19.3 Default by Landlord. Landlord shall only be deemed to be in default under the terms of this Lease in the event Landlord shall fail to observe, keep or perform any covenant or agreement that is not observed, kept or performed by Landlord within thirty (30) days after the receipt by Landlord of written notice from Tenant of such failure, which notice shall specifically set out the failure. Landlord shall not be considered in default so long as Landlord commences to cure the failure in a diligent manner and is allowed such additional time as reasonably necessary to correct the failure. Tenant specifically agrees to look solely to Landlord's interest in the Building for the recovery of any personal judgment from Landlord, it being agreed that Landlord (including the Protected Parties) shall not be personally liable for any such judgment. Tenant agrees that Landlord shall in no event and under no circumstances be responsible for any consequential damages.

SECTION 20. REMEDIES UPON DEFAULT

20.1 Remedies. If an event of default under Subsection 19.1 above occurs, Landlord, at any time thereafter, may pursue any rights or remedies, in such order as Landlord may choose, including collection of damages as provided by law and all equitable remedies. In addition to any other right or remedy for an event of default under Subsection 19.1, Landlord shall have the right to terminate this Lease and/or to terminate Tenant's right of possession hereunder. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord may recover from Tenant: (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term of this Lease after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result there from, including but not limited to any other sums owed by Tenant, all legal expenses and other related costs incurred by Landlord following Tenant's default, that portion of any leasing commission paid by Landlord as a result of this Lease that is attributable to the unexpired portion of this Lease, all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, and all costs incurred by Landlord in reletting the Premises (including without limitation any brokerage commissions and the value of Landlord's time). The "worth at the time of award" of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the rate set forth in Subsection 20.4 hereof. The worth at the time of award of the amount referred to in clause (c) above shall be computed by discounting such amount at a rate equal to the discount rate of the Federal Reserve Board of San Francisco at the time of award plus one percentage point. If Tenant is in default under this Lease, Landlord may elect to continue this Lease in effect for so long as Landlord does not terminate this Lease, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of this Lease.

20.2 Cumulative Remedies. The remedies provided for in this Lease are cumulative and in addition to any other remedy available to Landlord at law or in equity. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to obtain an injunction and any other appropriate equitable relief.

20.3 Rent Computation. For purposes of computing unpaid rent for the balance of the Term pursuant to Subsection 20.1(c), unpaid rent shall consist of the sum of:

(a) the total monthly Base Rent for the balance of the Term; plus

(b) Tenant's Proportionate Share of Operating Expenses and Taxes for the balance of the Term. For purposes of computing Operating Expenses for the calendar year of the default and each future calendar year in the Term shall be assumed to be equal to the Operating Expenses for the calendar year prior to the year in which default occurs compounded at a rate equal to the mean average rate of inflation for the three (3) calendar years preceding the calendar year of the default, as determined by using the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items, 1982-84 equals 100). If such index is discontinued or revised, during the Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised. If no replacement index exists then Landlord shall select as a replacement index that index which, in Landlord's opinion, is generally recognized as the successor index.

20.4 Interest on Damages. In addition to any other remedies Landlord may have under this Lease, if any, damages or other sums payable hereunder by Tenant to Landlord are not paid within five (5) days after the date on which they are due, the same shall bear interest at a per annum rate equal to the Prime Rate, plus five (5) percentage points, on a fully-floating basis from the date on which such payment was due until paid in full.

SECTION 21. Intentionally Deleted

SECTION 22. Intentionally Deleted

SECTION 23. TENANT'S COVENANTS

Tenant covenants and agrees with Landlord as follows:

23.1 Care of Premises. Upon termination or expiration of this Lease, to deliver the Premises to Landlord in as good condition as the Premises existed on the Commencement Date, subject to ordinary wear and tear.

23.2 Entry for Repairs and Inspection. Tenant shall permit and Landlord and its agents or representatives shall have the right to enter the Premises at all reasonable hours (a) to inspect the same, (b) to exhibit the Premises to any existing or prospective purchaser, tenant or mortgagee, (c) clean, make repairs, alterations or additions thereto, or (d) for such other reasonable purposes as Landlord may deem necessary or desirable. Tenant shall not be entitled to any abatement or reduction of Base Rent, Operating Expense Adjustment, or any other sums due under this Lease by reason thereof.

23.3 Subordination. This Lease shall be subject and subordinate to the lien, operation and effect of each of the following (each herein called a "Senior Instrument"): (i) each mortgage, deed of trust, ground lease and/or other similar lien instrument of encumbrance now or at any time hereafter during the Term covering any or all of the Premises or the remainder of the Property;
(ii) each renewal, modification, consolidation, replacement or extension of any of such instruments. Landlord represents and warrants that there is currently no Senior Instrument affecting the Premises or the Property. Such subordination shall be automatic and shall not require any action by either party hereto. Landlord shall also have the right to assign its interest in this Lease for security purposes to any Senior Holder. If in connection with providing any financing or refinancing for the Building, or the Land, the proposed lender shall request modifications to this Lease as a condition of such financing, Tenant shall agree to such modifications, provided that such modifications do not materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease. In the event of the enforcement by the Senior Holder of the remedies provided for by law or by such Senior Instrument, or in the event Landlord gives a deed-in-lieu-of-foreclosure to such Senior Holder, it shall recognize this Lease and not disturb Tenant, such that Tenant shall automatically become the Tenant of such successor-in-interest without change in the terms or other provisions of this Lease; provided, however, that such successor in interest shall not be bound by (a) any payment of Base Rent or Additional Rent for more than one month in advance, (b) any amendment or modification of this Lease made without the written consent of such Senior Holder or such successor in interest, or (c) any defaults of Landlord under this Lease that remain uncured at the time such successor in interest obtains title to the Building. In the event of any act or omission by Landlord by reason of which Tenant may claim the right to terminate this Lease or claim a defense or offset against the Gross Rent due hereunder, Tenant agrees not to exercise any such right until
(i) Tenant has notified the Senior Holder of such act or omission by Landlord, and (ii) Tenant has given the Senior Holder a reasonable opportunity to cure such act or omission.

23.4 Attornment. Tenant shall, promptly at the request of the Landlord or the holder of any Senior Instrument (each herein called a "Senior Holder"), execute, acknowledge and deliver such further instrument or instruments evidencing such subordination as the Landlord or such Senior Holder deems necessary or desirable and (at such Senior Holder's request) attorning to such Senior Holder. Tenant further agrees that it will provide any such Senior Holder with any evidence required to show the authority of Tenant to execute any such subordination instrument or certificate and will, upon request, provide to such person or entity a copy of any notice Tenant gives or is required to give Landlord under this Lease.

23.5 Senior Holder's Right to Subordinate. Anything contained in the provisions of this section to the contrary notwithstanding, any Senior Holder may at any time, by a document specifically exercising such right, subordinate the lien, operation and/or effect of its Senior Instrument to the operation and effect of this Lease without obtaining the Tenant's consent thereto, by giving the Tenant written notice thereof, in which event this Lease shall be deemed to be senior to such Senior Instrument.

23.6 Estoppel Certificate. At any time and from time to time, within ten (10) calendar days of written request by Landlord or any Senior Holder, Tenant shall execute, enseal, acknowledge and deliver to Landlord (or, at Landlord's request, to any existing or prospective purchaser, transferee, assignee or Senior Holder of any or all of the Premises, the Property, any interest therein or any of Landlord's rights under this Lease) an instrument in recordable form, certifying: (a) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefore); (b) the Commencement and Expiration Dates of this Lease; (c) whether there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying the same); (d) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (e) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (f) the date, if any, to which rent and other sums payable hereunder have been paid; (g) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in the certificate; (h) the amount of any Security Deposit and Prepaid Rent; (i) such other matters as may be requested by Landlord; and (j) acknowledging and agreeing that any statement contained in any such certificate may be relied upon by Landlord, any existing or prospective purchaser, transferee, assignee or Senior Holder and/or any other party named as a beneficiary of such certificate. Tenant shall defend, indemnify and hold Landlord harmless from and against all costs, damages, expenses, liabilities and fees, including, without limitation, reasonable attorneys' fees and any consequential damages or lost profits, arising from or in any way related to or connected with Tenant's failure to deliver any such certificate within the time specified in this Subsection 23.6.

SECTION 24. MISCELLANEOUS PROVISIONS

24.1 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the extent permitted by law.

24.2 Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been given when personally delivered or, if the notice is deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, and addressed to the party to be notified at the address for such party specified in this Lease, then the notice shall be deemed given on the earlier of (i) the date set forth on the receipt or (ii) three (3) days after the notice is deposited in the mail. Either party may change its address for notification by at least fifteen (15) days written notice to the other party.

24.3 No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant.

24.4 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns and shall be binding upon and inure to the benefit of Tenant, its successors and permitted assigns.

24.5 Governing Law. This Lease shall be given effect and construed by application of the law of the state in which the Property is located and any action or proceeding arising hereunder shall be brought in the courts of such state; provided, that if such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, it shall be brought in the United States District Court for the District of the state in which the Property is located or any successor federal court having original jurisdiction.

24.6 Entire Agreement. This instrument, along with any exhibits and attachments or other documents affixed hereto or referred to herein, constitute the entire and exclusive agreement between Landlord and Tenant relative to the Premises, and this Lease and such exhibits and attachments and other documents may be altered and/or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior written and oral agreements, understandings and/or practices relative to the leasing of the Premises are superseded by this Lease.

24.7 Broker's Commission. Tenant represents and warrants to Landlord that Tenant has not entered into any agreements whereby Landlord would be obligated to pay any broker's commissions or finder's fees in connection with Tenant's execution of this Lease, other than as set forth in Section 1. Tenant agrees to indemnify and defend (with counsel acceptable to Landlord) Landlord against, and to hold Landlord harmless from, all liabilities arising from any such claim.

24.8 Force Majeure. Any prevention, delay or stoppage of work to be performed by Landlord that is due to strikes, labor disputes, inability to obtain labor or materials, equipment or reasonable substitutes therefore, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualties, or other causes beyond the reasonable control of Landlord, shall excuse performance of the work by Landlord for a period equal to the duration of that prevention, delay or stoppage.

24.9 Attorneys' Fees. If, upon the occurrence of a default by Tenant, Landlord consults with an attorney regarding the enforcement of its rights under this Lease or at law, Tenant shall pay all reasonable attorneys' fees and other related costs incurred by Landlord in connection therewith. In the event suit, action, arbitration or mediation is instituted in connection with this

Lease, including but not limited to litigation or proceedings in Bankruptcy Court whether or not regarding issues which are unique to bankruptcy law, the losing party shall pay the prevailing party's reasonable attorneys' and paralegals' fees and court costs at and in preparation for any proceeding, whether at trial, appeal there from, on any petition for review, or in any arbitration or mediation.

24.10 Performance by Landlord. All covenants to be performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money owed to any party other than Landlord for which it is liable hereunder, or if Tenant shall fail to perform any other act on its part to be performed hereunder, Landlord, without waiving such default or any other right or remedy, may but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at a per annum rate equal to the Prime Rate, plus five (5) percentage points, on a fully-floating basis from the date on which such payment was due until paid in full and shall be payable to Landlord on demand.

24.11 Senior Holder Protection. If Landlord violates any of its obligations under the provisions of this Lease, Tenant may (subject to the operation and effect of the provisions of Subsection 4.1, requiring the Tenant to pay all Rent when due, without deduction or set-off whatsoever) exercise any right or remedy which it holds on account thereof hereunder, at law or in equity; provided, however, that if any or all of the Premises is then subject to any Senior Instrument, Tenant shall not exercise any of its rights or remedies on account thereof unless and until it has given written notice of its intention to do so, by certified or registered mail, return receipt requested, to the Senior Instrument under any Senior Instrument, specifying therein the nature of such default in reasonable detail, and unless such Senior Instrument, in the exercise of its sole discretion and without any obligation to do so, has not cured such default on Landlord's behalf within sixty (60) days after such notice is given.

24.12 Definition of Landlord. As used herein, the term "Landlord" means the person hereinabove named as such, and its successors and assigns (each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as the Landlord). No person holding Landlord's interest hereunder (whether or not such person is named as "Landlord" herein) shall have any liability hereunder after such person ceases to hold such interest. No Senior Holder not in possession of the Premises or the Property shall have any liability hereunder.

24.13 Definition of Tenant. As used herein, the term "Tenant" means each person hereinabove named as such and such person's heirs, personal representatives, successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as Tenant; provided, that no such right or privilege shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is made in accordance with the provisions of Section 10. Whenever two or more persons constitute Tenant, all such persons shall be jointly and severally liable for performing Tenant's obligations hereunder.

24.14 Waiver. A waiver shall be accomplished only by a written instrument which expressly states such waiver and is signed by the party charged with the waiver. The waiver by Landlord of any breach of any term of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other term, nor shall any custom or practice between the parties affect the right of Landlord to insist upon performance by Tenant in strict accordance with the terms hereof. The subsequent acceptance of rent by Landlord shall not be deemed a waiver of any preceding breach by Tenant, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

24.15 Interpretation. The Section headings of this Lease are for convenience only and shall have no effect whatsoever upon the interpretation of any part hereof. This Lease has been completely reviewed by Tenant and by such attorneys and others as Tenant desires and shall not be construed against Landlord by reason of having been initially prepared by Landlord. Any handwritten or typed modifications to this Lease shall be given only as much, and not more, weight as the preprinted provisions hereof.

24.16 Time.  Time is of the essence of every provision of this Lease.

24.17 Construction. As used herein, (a) the term "person" means a natural person, a trustee, a corporation, a partnership and any other form of legal entity; and (b) all references made (i) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (ii) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (iii) to any section, paragraph, subsection or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such section, paragraph, subsection or subparagraph of this Lease.

24.18 Consent. Wherever in this Lease Tenant is required to obtain Landlord's consent, Tenant shall reimburse Landlord for all reasonable costs and expenses associated with processing any request for approval, regardless of whether such proposal is approved or denied, including, but not limited to, attorneys' fees for outside counsel. No consent required by Landlord under this Lease shall be granted unless in writing. Unless otherwise specifically set forth herein, consent by Landlord may be withheld or conditioned in the sole discretion of Landlord. As a condition to any consent, Landlord may require that any other party or parties with a right of consent issue such consent on terms acceptable to Landlord. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent similar acts by Tenant. In no event shall Tenant have the right to terminate this Lease, and in no event shall Landlord be liable for monetary damages, based on a claim that consent has been unreasonably withheld or conditioned or otherwise arising from the withholding or conditioning of consent.

24.19 Third Parties. The Protected Parties and the Senior Holders shall have the right to enforce the provisions of this Lease which reference them. Except for the foregoing, there are no third parties benefited hereby, this Lease being intended solely for the benefit of Landlord and Tenant.

24.20 Survival. The release and indemnity covenants of Tenant, the right of Landlord to enforce its remedies hereunder, the attorneys' fees provisions hereof, the provisions of Section 23 hereof, as well as all provisions of this Lease which contemplate performance after the expiration or termination hereof or the termination of Tenant's right to possession hereunder, shall survive any such expiration or termination.

24.21 Rider. If a Rider is attached to this Lease, the additional provisions contained therein shall constitute a part of this Lease. In the event there is a conflict between the body of this Lease and the Rider, the language of the Rider shall control.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

St. Paul Properties, Inc.,
a Delaware corporation

By:     /s/R. William Jameson
     ----------------------------------
Its:     Vice President

TENANT:

Computerized Thermal Imaging, Inc.,
a Nevada corporation

By:     /s/David B. Johnston
      ----------------------------------
Its:     Chief Executive Officer


                           EXHIBIT A-1
                         PRELIMINARY PLAN

         (OMMITTED HERE IS A DRAWING OF THE OFFICE SPACE)


                           EXHIBIT A-2
                         PRELIMINARY PLAN

         (OMMITTED HERE IS A DRAWING OF THE OFFICE SPACE)

                            EXHIBIT B
            TENANT IMPROVEMENT INSTALLATION AGREEMENT

     Except as set forth in this Exhibit B, the Premises are leased in their present condition "AS-IS" and Landlord has no duty to improve the same. All tenant improvements to be made by Landlord to the Premises are to be mutually agreed upon by Landlord and Tenant and will be listed in the plans and specifications to be attached to the Lease as Exhibit E (the "Plans"). The improvements to be made by Landlord as shown on the Plans are herein referred to as the "Tenant Improvements." Unless specifically otherwise stated, those Tenant Improvements shown on the Plans shall be installed to the Building Standard as shown on Exhibit F (Building Standard). Landlord shall construct the Tenant Improvements in the manner set forth below.

     (a) Plans and Specifications. Attached hereto as Exhibit A-1 and A-2 are the preliminary plans (the "Preliminary Plan") with respect to the Tenant Improvements contemplated for the Premises. The Preliminary Plan has been approved by Tenant. Upon execution of the Lease, Landlord shall cause the Plans to be completed based on the Preliminary Plan. Landlord shall have the right to approve the Plans prior to the commencement of construction of the Tenant Improvements. The Plans may vary from the Preliminary Plan, such as to provide clarity, to ensure code compliance and to reconcile conflicts among various plans, drawings and specifications, but Landlord shall use good faith efforts to minimize any adverse effects of such variances upon the usability of the Premises by Tenant and shall notify Tenant of such variances. Tenant shall provide Landlord authorization (a) to preorder all necessary long lead time items such as HVAC equipment, doors, carpet, etc., and (b) to commence sawcutting, demolition, and limited construction activities that can be completed without building permits.

     (b) Completion of Improvements. Landlord shall construct the Tenant Improvements substantially in accordance with the Plans. Landlord shall have the right to make minor modifications to the Tenant Improvements during the course of construction to accommodate actual site conditions or to comply with governmental requirements.

     (c) Delivery of Possession to Tenant. Landlord shall deliver possession of the Premises to Tenant on the date that Landlord has substantially completed the Tenant Improvements. The Tenant Improvements shall be deemed substantially completed on the date that Landlord delivers to Tenant (i) a certificate from Landlord's architect that the Tenant Improvements have been substantially completed, or (ii) if required by code, a certificate of occupancy for the Premises which contains no conditions which prevent occupancy of the Premises. Upon substantial completion, the Premises shall be deemed tendered and delivered to Tenant. Tenant acknowledges that certain items (commonly referred to as "punchlist items") may remain to be performed or completed following substantial completion. Landlord will promptly perform all punchlist work. Tenant and its agents shall not delay or interfere with the completion of punchlist items. Upon request, Tenant shall confirm, in writing, that Landlord has completed the Tenant Improvements (or has completed the Tenant Improvements except for specific punchlist items). Tenant shall notify Landlord in writing of any items that Tenant deems incomplete within ten (10) days following substantial completion. Tenant shall be deemed to have accepted the Premises and approved construction of the Tenant Improvements except only for items included in any such notice.

     (d) Commencement Date. The Commencement Date of the Term of this Lease and the date upon which rent shall commence to accrue shall be the earliest of
(i) the date upon which Tenant occupies all or part of the Premises, (ii) the date upon which Landlord delivers possession of the Premises for Tenant's installation of equipment and trade fixtures in accordance with Section (b) above, or (iii) the date upon which Landlord could have delivered possession absent Tenant Delays (defined below). In the event that the Tenant Improvements have not been completed by the Commencement Date, then (x) this Lease shall not be terminated and Landlord shall not be liable to Tenant for damages, (y) Landlord shall have access to the Premises to complete the Tenant Improvements, and (z) Tenant shall comply with directives of Landlord and its contractor related to allowing orderly and safe completion of the Tenant Improvements.

     (e) Tenant Delays. All dates by which Landlord is to complete the Tenant Improvements and/or to deliver possession of the Premises to Tenant shall be extended by the number of days of delay occasioned by (i) acts, events, or conditions beyond the reasonable control of Landlord (including, by way of example, adverse weather, labor disturbances, shortages of materials, and/or delays in governmental inspections or permit issuances), and/or (ii) Tenant Delays. "Tenant Delays" are defined as (i) delays caused by acts or omissions of Tenant or its agents, including, but not limited to, delays caused by requests for changes to the Plans, by requests for incorporation of materials for which lead times exceed the time allowed for incorporation under Landlord's then current schedule, and/or by delaying more than two (2) business days in approving any sample, substitution, or other item for which Landlord requests approval; (ii) the failure to perform or timely complete its work by any party employed by Tenant; and (iii) delivery, installation or completion of above Building Standard work, including long lead-time items. Landlord shall be deemed to have completed each of its obligations on the date the same would have been completed absent Tenant Delays. Tenant shall reimburse Landlord within thirty (30) days of request for all cost increases and other expenses caused by Tenant Delays. Tenant acknowledges that the installation or completion of above Building Standard work, including long lead-time items, may delay substantial completion of the Tenant Improvements.

     (f) Changes. Landlord shall have no obligation to make changes in the Plans requested by Tenant. In the event Landlord agrees to any requested change, then (i) any additional costs resulting from the change shall be paid by Tenant to Landlord upon Landlord's approval of the change, and (ii) any delays in substantial completion of the Tenant Improvements as a result of the change shall be deemed Tenant Delays.

     (g) Costs. The costs of the Tenant Improvements (the "Costs") shall include all expenses incurred by Landlord in connection with the design and installation of the Tenant Improvements including but not limited to the fees of architects and contractors, the expense of permits, and a fee paid to Landlord's construction manager equal to five percent (5%) of the Tenant Improvement Allowance. Landlord shall pay all Costs up to the amount set forth in Section 1 of the Lease. In the event the total of all Costs exceeds the Tenant Improvement Allowance, then Tenant shall pay the excess to Landlord within ten (10) days of request from Landlord for the excess amount; such request may be made in advance of any particular expenditure level based upon Landlord's budget for the Tenant Improvements.

     (h) Early Entry. Tenant shall be allowed entry to the Premises during the three (3) day period prior to the Commencement Date to move its personal property and equipment into the Premises, subject to the provisions of this paragraph. Any such entry shall be preceded by written notice to Landlord and shall be coordinated with Landlord and its general contractor. Tenant acknowledges that the Premises may not be completed at the time entry is allowed and that the incomplete status may limit the ability of Tenant to bring personal property and equipment into the Premises or to locate the same at particular locations within the Premises. Tenant agrees not to interfere with the activities of Landlord's contractor and subcontractors nor to delay substantial completion of the Premises. Tenant shall not locate any personal property or equipment in areas where all carpeting work is not complete. If Landlord's general contractor so requests, Tenant shall relocate items of equipment or personal property. Any damage to walls, doors, or floor coverings caused by Tenant shall be the responsibility of Tenant and Landlord shall have no obligation to repair the same; no such damage shall be included on any punchlist of completion items for Landlord. Any items of damage of the type normally associated with the process of moving personal property and equipment shall be presumed to be items of damage caused by Tenant.

     (i) Base Building Improvements. Landlord agrees to provide the following Base Building Improvements in the Premises at Landlord's sole cost and expense: (i) installed HVAC primary runs and VAV boxes; (ii) fire sprinkler drops in place as required for the Premises without Tenant Improvements; (iii) installed ceiling grids with tiles and light fixtures stacked on the floor; and (iv) installed taps, disconnects, transformers, and panels to the electrical closet within the Premises. Secondary runs from VAV boxes, HVAC duct work required for the Tenant Improvements, additional fire sprinkler drops required for the Tenant Improvements, and all taps, disconnects, transformers, and panels for the electrical closet serving the Premises, will be part of the Tenant Improvement Allowance.

                            EXHIBIT C
                  BUILDING RULES AND REGULATIONS

     1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord.

     2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible from the exterior of the Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

     3. Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators or stairways of the Building. The halls, passages, exits, entrances, elevators and stairways are not open to the general public, but are open, subject to reasonable regulations, to Tenant's business invitees. Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to personnel with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. No tenant and no employee or invitee of any tenant shall go upon the roof(s) of the Building.

    4. Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefore.

     5. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions in their installation.

     6. Except for normal office supplies and other small items, no equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. Tenant's initial move in and subsequent deliveries of bulky items, such as furniture, safes and similar items shall, unless otherwise agreed in writing by Landlord, be made during the hours of 6:00 p.m. to 9:00 p.m. or on Saturday or Sunday. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

     7. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by applicable Law. Landlord shall have the right to prescribed the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms shall be provided at Tenant's expense. Business machines and mechanical equipment belonging to Tenant which cause noise vibration that may be transmitted to the structure of the Building or to any space therein shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

     8. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

     9. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord.

    10. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls. Tenant shall keep corridor doors closed.

    11. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building. Landlord shall endeavor to give reasonable advance notice of any such change.

    12. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Saturdays and Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

     13. Tenant shall entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

     14. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

     15. Tenant shall not sell, or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant's Lease. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent such activities.

     16. Tenant shall not install any radio or television antenna, loudspeaker or other devices on the roof(s) or exterior walls of the Building without Landlord's prior written consent. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

     17. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except in accordance with the provisions of the Lease pertaining to alterations. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repairs any damage resulting from noncompliance with this rule.

     18. Tenant shall not install, maintain or operate upon the Premises any vending machines without the written consent of Landlord.

     19. Landlord reserves the right to exclude or expel from the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

     20. Tenant shall store all its trash and garbage within its Premises or in other facilities provided by Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

     21. The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted on the Premises without Landlord's consent, except that use by Tenant of Underwriters' Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages or use of microwave ovens for employee use shall be permitted, provided that such equipment and use is in accordance with all applicable Laws.

     22. Tenant shall not use in any space or in the public halls of the Building any hand truck except those equipped with rubber ties and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

     23. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

     24. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

     25. Tenant's requirements will be attended to only upon appropriate application to the Building management office by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

     26. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

     27. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

     28. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

     29. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.

     30. Landlord reserves the right, from time to time without unreasonable interference with Tenant's use, to: (a) install, use, maintain, repair and replace pipes, wires and other equipment above the ceiling surfaces, below the floor surfaces, within the walls and/or in the essential core areas of the Building, (b) to add to, make changes to, or to delete from the Common Areas of the Building, (c) to do work in the Common Areas of the Building, and/or to close temporarily any of the Common Areas (so long as reasonable access to individual premises remains available), and (d) to do and perform such other acts and makes such other changes in, to or with respect to the Common Areas of the Building or the Building as Landlord may deem appropriate.

                            EXHIBIT D
                  PARKING RULES AND REGULATIONS

    The following rules and regulations shall govern use of the parking facilities which are appurtenant to the Building.

     1. Tenant shall not park or permit the parking of any vehicle in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the parking areas overnight. Tenant shall not park any vehicles in the parking areas other than automobiles and motorcycles.

     2. No overnight or extended term storage of vehicles shall be permitted.

     3. Vehicles must be parked entirely within painted stall lines of a single parking stall.

     4. All directional signs and arrows must be observed.

     5. The speed limit within all parking areas shall be 5 miles per hour.

     6. Parking is prohibited:
          (a) in areas not striped for parking;
          (b) in aisles;
          (c) where "no parking" signs are posted;
          (d) on ramps;
          (e) in cross-hatched areas; and
          (f) in such other areas as may be designated by Landlord.

     7. All responsibility for damage to vehicles is assumed by the parker.

     8. Washing, waxing, cleaning or servicing of any vehicle in any area is prohibited.

     9. Landlord reserves the right to establish and change parking fees and to modify and/or adopt such other reasonable and nondiscriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any

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person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the car to removal at the owner's expense and without any liability to Landlord whatsoever.

     10. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

     11. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

     12. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

     13. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.

                            EXHIBIT E
             PLANS (OMITTED FROM ELECTRONIC FILINGS)



                            EXHIBIT F
                        BUILDING STANDARD

These standards shall be used in conjunction with the Plans and the Tenant Improvement Allowance granted by Landlord to determine the costs of the Tenant Improvements and allocation of those costs between Tenant and Landlord.

All items described herein are to be provided (i.e., furnished and installed) as part of the Tenant Improvements, unless noted otherwise (e.g., "provided in the Building shell").

              DOORS, FRAMES, RELITES & DOOR HARDWARE

Entry Doors: 3'-0" x 8'-0" solid core, Cherry wood veneer, stained to Building standard and lacquered at entrances from public and core areas. Schlage, Sparta "D" series lockset keyed into Building master system; all hardware bright chrome finish; Timely standard color frame; door/frame assembly 20-minute fire rated (certain doors may be required to be fire rated assemblies, to be determined by Landlord's architect).

Interior Doors: 3'-0" x 8'-0" solid core, Cherry wood veneer, stained to Building standard and lacquered; Schlage, Sparta passage set or lockset, as specified; Timely standard color frame.

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Relites:  When indicated, 1'-0" to 3'-0" x 7'-0" relite adjoining door with
Timely frame. Provide a 14'-0" x 7'-0" wire glass relite at the side of every tenant entry door off of a corridor.

Relite Blinds: When desired provide aluminum, horizontal louver blinds to match Building shell.

                       CEILING TILE & GRID

Suspended acoustical ceiling grid with 2' x 4' configuration is provided in Building shell. Building standard "Second Look" tegular suspended acoustic ceiling tiles are stocked on each floor. Tenant to install throughout the Premises.

                     FINISHES AND FURNISHINGS

Exterior Perimeter Walls: Metal framing and batt insulation provided in Building shell: Tenant Improvements to include providing 5/8" gypsum board at wall and sill finished, painted and caulked.

Demising Walls: Constructed by Tenant to structure; 3 1/2", 25-gauge metal studs at 16" on center with 5/8" gypsum board on each side; smooth finish; 3 1/2" sound attenuation batt insulation in walls. Cut in opening at wall above ceiling to allow for return air in plenum.

Interior Walls: Constructed to underside of suspended ceiling; 3 1/2", 25-gauge metal studs at 24" on center with 5/8" gypsum board on each side; smooth finish.

Window Blinds: 2" horizontal mini-blinds at all exterior windows provided in Building shell finish: ash bronze; with intermittent locking device (relite blinds to match).

Paint: Wall color will be selected from Landlord's Building standard palette. Prime and paint with two coats of eggshell finish latex paint over a first coat of PVA gyp primer;

Carpet: Design Weave Trieste 28-oz. loop or 36-oz. cut pile, direct glue down. Color will be selected from Landlord's Building standard palette (see Tenant Finish Scheme Options).

Base: 4" Flexco, continuous coved base at carpet and at resilient flooring; to be selected from Landlord's Building standard color palette.

VCT: 12" x 12" Mannington tile; to be selected from Landlord's Building standard palette (see Tenant Finish Scheme Options).

                             MILLWORK

Wood Base: When indicated, 4" straight, plain-sawn cherry wood base stained to Building standard.

Wood Caps (at partial height walls): When indicated, detailed as shown on Tenant plans; cherry wood stained to match Building standard.

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Upper/Lower Cabinets & Shelving:  High-pressure plastic laminate will be selected from Landlord's Building standard selections; wire pulls, concealed hinges and drawer guides will be used on cabinetry; number of shelves shall be noted on plans (see Tenant Finish Scheme Options).

                           SPECIALTIES

Fire Extinguisher: Two provided in building shell in a semi-recessed cabinet with full glass door. Tenant is to provide one fire extinguisher, with rating of not less than 2-A: 10B, for each 3,000 USF within Tenant's space. Travel from any portion of Building not to exceed 75 feet; install in Tenant's space at location to be determined by Landlord and City of Lake Oswego Fire Department.

                            ELECTRICAL

Electrical service is 2400A, 480Y/277V, 3 phase, 4 wire, providing a 16.75 watts per square foot electrical density throughout the Building. Available capacity to Tenant is as follows:

Available at 208Y/120V = 4.2 W / sq. ft. from the spare capacity of (6) 75KVA transformers, one panel for each floor.

Available at 480Y/277V = 4.6 W / sq. ft. from existing 480Y/277V panels and main switchgear.

Total Capacity to Tenant = 8.8 W / sq. ft.

Tenant Lighting Load = 1.5 W / sq. ft. (maximum load allowed by Oregon Energy
Code)

Total capacity to Tenant = 7.3 W / sq. ft. plus Tenant lighting     (note that
in addition to the 4.2 W / sq. ft. already available at 208Y/120V, more 120V power can be obtained through the Tenant installing transformers in their Premises to step down Building 480V voltage to 208Y/120V).

Power distribution system needs to include dedicated panels for mechanical equipment, lighting and "utilization" voltage (208Y/120V for computers and general-purpose loads), respectively. A transient voltage surge suppressor is provided at the main switchgear to protect Tenant's electronic equipment from power transients originating from outside the Building due to cut power lines, switching at the nearby utility substation, etc.

The Building includes a telephone room on the first floor, with provisions for future fiber optic service. The main telephone room is connected to the utilities and Building campus as follows: (3) 4" conduits, including (2) 4" conduits with innerduct for future fiber optic cable for telephone and (1) 2" conduit for cable TV.

Tenants are required to install their LAN and phone system equipment within their premises, while the main phone room and backboards are installed for extending telecommunications utilities from the property line to the Building to make utilities accessible by the tenants. Three 4" sleeves are provided for telephone/fiber optic pathway through the Building.

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Tenant spaces include one 2'x4' 3-lamp, 18 cell parabolic light fixture fluorescent luminaries with single electronic ballasts and (3) T8 fluorescent lamps for every 105 square feet stocked on each floor for use as general purpose office lighting, of which 46 per floor include dimmable ballasts for daylighting control. These 46 fixtures allow continuous dimming lighting to be installed along the windowed perimeter of the Building for energy savings. All lighting fixtures are to be installed as part of the Tenant Improvements. There is full coverage of emergency lighting in all lobby, stairwell, restrooms and utility rooms.

The fire alarm system is a microprocessor-based system with zoned initiation circuits for manual pull stations and automatic detectors (smoke and heat detectors) and ADA compliant alarm devices (strobes and horn/strobes) within all public spaces and restrooms, and an autodialer for contacting a central service in the event of an alarm.

The existing fire alarm system can be expanded for additional initiation circuit zones leading to tenant spaces. Tenants are required to add power supply cabinets for alarm device circuits as needed to provide additional coverage within their spaces.

The Building also has a rescue assistance system at all upper floor level stairwells for use by wheelchair users in the event of a fire, to notify the fire department at the first floor of their presence in the stairwell.

Switching: Single level switching for each room, with ivory cover plate and occupancy sensors or sweep controls in open office areas, as required per code, tied into Building lighting management system. Dimmable fixtures within daylighting areas (within 10' of windows) are controlled by photocell sensors.

Convenience Power: 110v duplex outlets with ivory coverplates mounted at 15" AFF (typical), connected to existing subpanel in electrical room on each floor. Items connected to outlets shall not exceed 7 watts per usable square foot. Three outlets are to be provided per office and one floor mount per four workstations, unless otherwise approved by Landlord.

Telephone Board: A 4' x 8' x 3/4 " telephone terminal board with 110v, 20-amp dedicated outlets provided in phone room on first floor in Building shell. Additional boards or outlets, if required, will be included in Tenant Improvement documents. Tenant shall be responsible for installation and distribution of telephone system from shell board. Single mud ring and pull string shall be provided in each office and at other designated locations; Tenant's vendor shall install dual data/phone outlets from a single mud ring and cover outlets with ivory cover plates.

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Telephone & Data Jacks: Mud ring mounted at 15" and pull string to above ceiling; wiring, connections, and ivory coverplates to match Building standard, by Tenant's vendor. Tenants are required to run data and communication cabling in bundles in an orderly fashion. Cables to be run parallel with columns and gridlines. Follow ANSI/TIA/EIA-568-A guidelines for commercial building wiring.

Tenants' electrical is to have a minimum of a performance specification and approval of subcontractors design and inspections by Landlord's approved electrical engineer.

                             PLUMBING

Sinks: Kohler K-3314-3 Lyric; stainless steel finish at kitchen, if shown on Tenant's plans.

Faucets: Kohler K-13328-5 Finesse, chrome finish at kitchen sink if shown on Tenant's plans.

Water Heater (point-of-use): AO Smith DEL-6, provide T&P valve and route to new floor drain.

                            MECHANICAL

The HVAC system consists of (2) 75 ton and (1) 90 ton rooftop VAV units serving fan-powered terminal units with electric heat at perimeter zones and shutoff terminal units at interior zones.

Interior zones shall not exceed 1800 usable square feet. Perimeter zones shall not exceed 600 usable square feet. Corner offices shall be on separate zones regardless of size. Conference rooms that accommodate more than four people to be on separate zones. Adjacent tenants not to be served off same terminal units.

All terminal units to be connected to Building energy management system (EMS) (Trane Tracer); new terminal units added as part of Tenant Improvement work to be programmed into EMS system by factory certified contractor.

Ductwork: Low pressure supply ductwork to be installed from existing VAV boxes to individual zone spaces. Supply diffusers to be linear slot-type at perimeter zones. Interior zones to be 24x24 T-bar-type diffusers or frames to match ceiling type. Return grilles to be 24x24 T-bar-type grilles or frames to match ceiling type with acoustical sound boots, typical to Building shell.

Zoning: Provide separate zones for conference rooms, corner offices, reception areas and other unique zones. No terminal unit to be shared between tenants. Tenant may add additional terminal units as necessary and coordinate connection with shell ductwork.

Temperature Sensors: Use Landlord-provided temperature sensors for the VAV units provided in the shell. Sensor locations to be reviewed for approval by Landlord. Add additional temperature sensors upon addition of terminal units. Program additional terminal units into existing TRANE EMS system. All control to be by contractor certified for TRANE system.

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Exhaust:  Provide additional exhaust fan to transfer plenum air in data/telecom rooms if heat-producing equipment less than 6,000 Btu/hr. is added to the space. Set thermostat to cycle fan on at 80 degrees F.

Additional Cooling: Provide additional separate mechanically cooled system to serve any heat-producing equipment greater than 6,000 Btu/hr.
New Tenant Improvement work to be rebalanced by an independent air balancer.

Prepare AutoCAD as-built drawings and two hardcopies of all Tenant Improvement work and deliver to Landlord.

Tenants' HVAC is to be fully engineered and inspected by Landlord's engineer and installed by Landlord's approved HVAC subcontractor.

                         FIRE PROTECTION

Sprinklers: Quick response heads, semi-recessed, white escutcheons. Heads provided in Building shell adequate for open office use, additional heads as required by Tenant's space plan shall be added in Tenant Improvements. All heads will be centered in 2' x 2' portion of ceiling tile.

                             SECURITY

The Building has a security system with proximity card readers at exterior doors on the main level, as described below, each of the elevator cabins, with boxes for future card readers at the stairwells as tenants are added. The system is sized to allow expansion to future detection devices such as motion sensors and glass-break sensors on an as-needed basis.

The Cymphany card access system for this Class A office building is manufactured and maintained by Siemens, Cerberus Division. The following are the features and benefits of the installed system:

All exterior 1st floor doors will have automatic locking/unlocking features based upon time of day, day of week, and holiday schedule.
The east and west entrances will have proximity card readers to allow "after-hours" entry by cardholders.

The north and south doors will unlock during normal business hours and allow egress during non-business hours.

All doors will unlock during a fire alarm condition, and will have green emergency override switches to allow emergency egress.

The doors between the 1st floor restrooms and their respective locker rooms will have proximity card readers to allow secure access during all hours.

All stairwell doors will have proximity readers.

The 1st floor stairwell doors will have a reader on the Common Area side to prevent transient traffic in the stairwells.

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The doors in floors 2 through 6 will have a reader on the inside of the stairwell to allow pre-designated authorized access to tenant spaces during all business hours.

The three (3) elevator cabs will each have a combination proximity reader/keypad.

The proximity reader will allow an authorized card holder access to a pre-designated floor(s) during non-business hours.

The East lobby entry system will allow after hours' guests to "lookup" and dial a pre-designated telephone number. The recipient of the call can then release the door, allowing the guest to access the elevators. The guest can be provided with an elevator PIN number allowing them access to the appropriate floor.

Each tenant will have the option to purchase a card access system workstation, which will allow that tenant, via the partitioned database, to "badge" and designate the hours of access of each of their employees. Additionally, the tenant will be able to set the operating parameters for any readers specifically associated within its space.

Additional security requirements desired by the Tenant will be reviewed and approved by the Landlord.

                            EXHIBIT G
                     DESCRIPTION OF THE LAND

A parcel of property situated in the Southwest one-quarter of Section 6, Township 2 South, Range 1 East of the Willamette Meridian, in the City of Lake Oswego, County of Clackamas and State of Oregon, being described as follows:

Beginning at the Southwest corner of Lot 6, CENTERPOINTE, according to the plat thereof recorded as Plat No. 2658, Clackamas County Survey Records, said point also being on the East right of way line of Centerpointe Drive; thence North 08 degrees 00' 50" West along the East right of way line of said Centerpointe Drive, a distance of 8.41 feet to a point on a 447.67 foot radius curve to the left; thence along said East right of way line and around said
447.67 foot radius curve to the left through a central angle of 07 degrees 00' 56" (the long chord of which bears North 11 degrees 31' 19" West, a distance of 54.78 feet), a distance of 54.81 feet; thence North 15 degrees 01' 47" West along said East right of way line a distance of 97.88 feet to a point on a 1,243.00 foot radius curve to the left; thence along said East right of way line and around said 1,243.00 foot radius curve to the left through a central angle of 09 degrees 58' 22" (the long chord of which bears North 20 degrees 00' 58" West a distance of 216.08 feet) a distance of 216.35 feet to a point on a 138.00 foot radius curve to the right; thence along said East right of way line and around said 138.00 foot radius curve to the right through a central angle of 22 degrees 04' 25" (the long chord of which bears North 13 degrees 57' 17" West a distance of 52.84 feet) a distance of 53.17 feet; thence North 58 degrees 30' 11" East a distance of 153.04 feet; thence North 54 degrees 13' 30" East a distance of 271.53 feet to a point on the West right of way line of Kruse Oaks Boulevard, said point also being on a 464.96 foot radius curve to the right; thence along said West right of way line and around said 464.96 foot radius curve to the right through a central

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angle of 58 degrees 35' 59" (the long chord of which bears South 33 degrees
44' 13" East a distance of 455.08 feet) a distance of 475.54 feet; thence South 04 degrees 26' 15" East a distance of 53.53 feet to a point on the South line of aforesaid Lot 6, CENTERPOINTE, said point also being on a 634.85 foot radius curve to the left; thence along the South line of said Lot 6 and around said 634.85 foot radius curve to the left through a central angle of 32 degrees 04' 48" (the long chord of which bears South 71 degrees 15' 25" West a distance of 350.83 feet) a distance of 355.45 feet; thence South 07 degrees 45' 37" West along the South line of said Lot 6, a distance of 30.00 feet; thence South 43 degrees 13' 19" West along the South line of said Lot 6, a distance of 86.26 feet; thence South 81 degrees 59' 10" West along the South line of said Lot 6, a distance of 89.00 feet to the point of beginning.

TOGETHER WITH a non-exclusive easement for vehicular and pedestrian ingress and egress, as set forth in Declaration of Access Easement recorded April 16, 1997, Recorder's Fee No. 97 028092.


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